                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                 Amendment No. 3
                                       to
                                    FORM S-1


             Registration Statement under the Securities Act of 1933

                            DAUPHIN TECHNOLOGY, INC.
                            ------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              ILLINOIS                             3570                            87-0455038
  ---------------------------------------------------------------------------------------------------
   (State or Other Jurisdiction              (Primary Standard               (I.R.S. Employer Number)
  of Incorporation or Organization)      Industrial Classification
                                             Identification No.)

                   800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
                   -----------------------------------------------------------------
                     (Address, Including Zip Code, and Telephone Number, Including
                         Area Code, of Registrant's Principal Executive Offices)

 Andrew J. Kandalepas, President 800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
 -------------------------------------------------------------------------------------------------
              (Name, Address, Including Zip Code, and Telephone Number, Including
                                 Area Code, of Agent for Service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholders.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
Title of Each Class         Amount to be         Proposed Maximum          Proposed Maximum           Amount of
of Securities to be          Registered               Offering            Aggregate Offering        Registration
Registered                     (1)(2)           Price PerShare (2)             Price(2)                  Fee
----------------------------------------------------------------------------------------------------------------
Common Stock
$0.001 Par Value              6,605,977                $0.60                  $3,963,586                 $947


     (1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

     (2) In accordance with a registration rights agreement with a shareholder, the Company is required to register for resale an aggregate minimum of 4,000,000 shares of common stock to cover the common stock issuable or to be issued upon conversion of a Convertible Note and the exercise of the warrants. The Convertible Note is convertible into shares of common stock on a formula of the lower of (i)110% of the average of the Bid Prices during the ten Trading Days prior to September 28, 2001 and (ii)the average of the lowest three consecutive Bid prices during the 22-day period immediately preceding the conversion date. If converted as of June 11, 2002, such shares would convert into 5,905,977 of common stock assuming a conversion price of $0.4233 per share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            DAUPHIN TECHNOLOGY, INC.

                        6,605,977 Shares of Common Stock

                       $0.60 Bid Price as of June 11, 2002

                                   THE COMPANY

         We design and sell mobile hand-held, pen-based computers and broadband set-top boxes, as well as other electronic devices for home and business use and perform design services, process methodology consulting and intellectual property development.

         Our corporate offices are located at:

                    800 East Northwest Highway
                    Suite 950
                    Palatine, Illinois 60067
                    (847) 358-4406

         Our shares trade on the over-the-counter market electronic bulletin board operated by the NASD under the symbol "DNTK.OB".

                                  THE OFFERING


         We are registering 6,605,977 shares of common stock which may be acquired by Crescent International Ltd. ("Crescent" or "selling shareholder"), an investment company managed by GreenLight (Switzerland) SA, through the exercise of warrants or the conversion of Convertible Notes. These shares may be offered and sold from time to time. We will not receive any of the proceeds from the sale other than from the possible exercise of warrants to purchase 700,000 shares of common stock at $1.3064 per share.

         Had Crescent exercised its warrants and converted the Convertible Note on June 11, 2002, Crescent would have received 5,905,977 shares of our common stock. As of the same date, the Company would have received an aggregate amount of $914,480 from Crescent in connection with its exercise of the 700,000 warrants. Under the terms of our securities purchase agreement with Crescent, the number of shares to be purchased by Crescent or to be obtained upon the exercise of warrants or conversion of the Convertible Note held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time. See "Recent Developments" on page 6.


         Investing in our shares involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7.

         Unless the context indicates otherwise, all references to "we", "our", "us", and the "Company" refer to Dauphin Technology, Inc. and its subsidiaries.

         Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                  The Date of this Prospectus is June 12, 2002

                                TABLE OF CONTENTS

Prospectus Summary                                    5
Risk Factors                                          7
Forward Looking Statements                           14
Where You Can Find More Information                  14
Use of Proceeds                                      15
Recently Issued Securities                           15
Market Price of Common Stock
    and Dividend Policy                              19
Selected Financial Data                              19
Management's Discussion and
     Analysis of Financial Condition
     and Results of Operations                       20
Business                                             23
Description of Property                              27
Management                                           28
Executive Compensation                               30
Certain Relationships and Related
     Transactions                                    30
Principal Stockholders                               31
Description of Capital Stock                         32
Plan of Distribution                                 33
Selling Stockholder                                  34
Legal Matters                                        35
Experts                                              35
Index to Consolidated Financial Statements           F-1

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement that we filed with the SEC, utilizing a "shelf" registration process. In accordance with a registration rights agreement with Crescent International Ltd., the Company is required to initially register for resale an aggregate of 6,605,977 shares of common stock to cover the common stock to be issued upon conversion of the Convertible Note and the exercise of the warrants. The Convertible Note is convertible into shares of common stock by a formula of the lower of (i)$1.1561, which represents 110% of the average of the Bid Prices during the ten Trading Days prior to September 28, 2001 and (ii)the average of the lowest three consecutive Bid prices during the 22-day period immediately preceding the conversion date.


         Each time we offer shares or warrants we will provide a prospectus supplement that will contain specific information about that offer.

         You should read this prospectus together with the additional information described under the heading, "Where You Can Find More Information."

         No person has been authorized to give any information or to make any representations in connection with this offering except those contained in this prospectus. Neither Dauphin nor the selling shareholder has authorized anyone else to provide you with different information.

         You should not assume that any information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Neither Dauphin nor the selling shareholder is making an offer of shares in any state where the offer is not permitted.

         In this prospectus, reference to "we", "us" and "our" refer to Dauphin Technology, Inc.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus.

Our Business

         We design and sell mobile hand-held, pen-based computers and broadband set-top boxes, and other related electronic devices for home and business use. We also provide private, interactive cable systems to the extended stay hospitality industry and perform design services, process methodology consulting and intellectual property development. Orasis(R) is a mobile hand-held, pen-based computer that incorporates features, which we believe provide greater power and flexibility to address performance requirements in a variety of industrial and commercial uses. We have produced a limited number of Orasis(R) units that have been used for marketing and limited sales. We are currently redesigning the Orasis(R) and plan to introduce a new version in 2002. In addition, the Company introduced a prototype of a Vehicle Mountable Docking Station (VMDS), which can be used as an accessory product for the Orasis(R)

         Toward the end of 1999, we identified set-top boxes as a focus for product development. The OraLynx(TM) set-top box is an electronic device that converts digital signals into a user acceptable format via other electronic devices such as television sets, telephones and computers. It is a routing device that enables you to access and transmit information to take advantage of services offered by television, telephone, Internet and other providers of communication, information or entertainment content or media. For example, you may connect a set-top box to your television to receive cable television programming and music broadcasts through your television and home sound system. You may also connect a set-top box to a computer or various office equipment to serve a variety of commercial uses. Throughout 2000 and 2001, the Company has successfully developed multiple versions of its OraLynx(TM) set-top box and is continuing its further development. The Company has received a contract from the Hellenic Telecommunications Organization, S.A. (OTE) for the production and sale of set-top boxes and as of the writing of this registration statement has shipped 1,100 set-top boxes to them.

         In August 2000, the Company acquired the net assets of T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.) ("ADD"). ADD performs design services, process methodology consulting and intellectual property development for a variety of technology companies. The Company's engineers specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing.

     In July 2001, the Company purchased the net assets of Suncoast Automation, Inc. ("Suncoast") from ProtoSource Corporation. Suncoast is a provider of private, interactive cable systems providing bundled services of basic cable TV, premium programming, video games and high-speed Internet access to the extended stay hospitality industry. The Company currently has contracts for the installation of over 3,200 units in the time share resort industry. Completion of these installations is contingent upon receiving adequate funding for the purchase of the equipment.

Recent Developments

     On September 28, 2001, the Company entered into a Securities Purchase Agreement with Crescent International Ltd., an institutional investor managed by GreenLight (Switzerland) SA, that allows us to issue and sell to Crescent and requires Crescent to purchase, at our sole discretion, equity and debt securities for consideration of up to $10 million (minus applicable fees and expenses). Under the Securities Purchase Agreement, we received $2.5 million in exchange for a Convertible Note and may receive up to $7.5 million in exchange for additional securities. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term and the Company may be required to issue additional warrants under certain circumstances. See "Recently Issued Securities" on page 15.

Our Strategy

     Our goals are to capture the opportunity presented by the Orasis(R) and OraLynx(TM) products and to become a leading provider of niche electronic products. In addition, we intend to successfully compete for additional contracts for the installation of private, interactive cable systems. Our strategy is to develop or acquire a variety of products and services that complement each other or offer us production and operating economies. In this way, we seek to minimize the risk presented by reliance upon any given product that may become obsolete through technological change.

     We expect to increase our development, production and marketing capabilities by increasing staff and coordinating relationships with outside manufacturers and sales representatives. We will then establish a responsive level of production and distribution. At the same time, we have begun an aggressive marketing campaign to seize opportunities in the growing set-top box and hand-held computer markets.

General

     Our principal executive offices are located at 800 East Northwest Highway, Suite 950, Palatine, Illinois 60074, and our telephone number is (847) 358-4406. Our website is located at www.dauphintech.com. Information contained on our website is not a part of this prospectus.

                                THE REGISTRATION


Shares to be registered                   6,605,977 shares

Total number of shares outstanding
      immediately after the
      registration                        71,656,566 shares

Use of proceeds                           The Company will not receive any
                                          proceeds from this registration, other
                                          than from the possible exercise of
                                          warrants to purchase 700,000 shares of
                                          common stock at $1.3064 per share. Any
                                          proceeds received from the exercise of
                                          warrants will be used for general
                                          corporate purposes.

                          SUMMARY FINANCIAL INFORMATION
                      (In thousands, except per share data)

     The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and accompanying Notes beginning on page F-1 of this prospectus.




                                                                                                                     Three
                                                                                                                  months ended
                                                                   Year ended December 31,                          March 31,
                                                       (amounts in thousands, except per share amounts)            (unaudited)
INCOME STATEMENT DATA:                              1997        1998         1999       2000         2001        2002      2001
                                                    ----        ----         ----       ----         ----        ----      ----
Revenues                                          $ 2,730     $ 5,368      $ 2,279     $   860     $  2,620     $  152    $   445
Cost of Sales                                       4,345       5,758        4,834       2,876        2,745        504        328
                                                  -------     -------      -------     -------     --------     ------    -------
Gross Profit (Loss)                                (1,615)       (390)      (2,555)     (2,016)        (125)      (352)       117
Net (Loss)                                         (3,988)     (6,132)      (9,306)     (7,515)     (13,252)    (1,932)    (1,105)

EARNINGS PER COMMON SHARE(1):
Net Income (Loss) (1)                               (0.13)      (0.16)       (0.20)      (0.13)       (0.21)     (0.03)     (0.02)



                                                                                                                     As of
                                                                     As of December 31,                            March 31,
                                                                     ------------------                            ---------
                                                                                                                  (unaudited)
BALANCE SHEET DATA:                                 1997        1998         1999       2000         2001        2002      2001
                                                    ----        ----         ----       ----         ----        ----      ----
Total Assets                                        7,269       6,719        3,372     11,161       3,917       3,123     10,158
Long Term Debt                                        430         303          185        102       1,197       1,671         84
Working Capital (Deficit)                           4,511         260         (917)     3,015         680        (212)     2,480
Stockholders Equity                                 5,676       2,885          552     10,521       2,049         604      9,610


(1) Income (Loss) per common share is calculated based on the weighted average number of shares for the respective period.

                                  RISK FACTORS

     Investment in our shares is risky and should be considered speculative. In addition to the information contained in this prospectus, you should consider carefully the following risk factors before investing in shares offered under this prospectus. We operate in a highly competitive and volatile industry. We are faced with aggressive pricing by competitors; competition for necessary parts, components and supplies; continually changing customer demands and rapid technological developments; and risks that buyers may encounter difficulties in obtaining governmental licenses or approvals, or in completing installation and construction of infrastructure, necessary to use our products or to offer them to end users. The following cautionary statements discuss certain important factors that could cause actual results to differ materially from the projected results contained in the forward-looking statements contained in this prospectus.

Risks Related to Our Financial Results and/or Condition

We have an accumulated deficit due to substantial losses incurred over the last six years.

Since July 1996 we have operated without substantial sales or revenue and have an accumulated deficit of $59,594,000 as of December 31, 2001. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products, including its set-top box. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained. Our financial performance may make it difficult for potential sources of capital to evaluate the viability of our business to date and to assess its future viability.

None of our products have achieved widespread distribution or customer acceptance nor are there any assurances that the Company will be able to profitably sell its products.

The Orasis(R) is a solution oriented, pen-based, mobile computer system, which has been produced and marketed only on a limited basis. The Company has not recognized significant sales of the product. A new version of the Orasis(R) is under development and scheduled for release in 2002/2003.

We began shipping the OraLynx(TM) set-top box late in the fourth quarter of 2001. We believe the OraLynx(TM) set-top box will address a broad market demand. There can be no assurance that a market demand will exist or the sales of the OraLynx(TM) will continue after first being introduced. If a market demand exists, it may be met with alternative products offered by competitors or with pricing that we cannot match.

Availability of additional funding under our Securities Purchase Agreement requires the Company to meet certain conditions precedent, which the Company may be unable to meet.

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Stock Purchase Agreement further permits the Company to sell to Crescent up to $7.5 million in common stock of the Company over a 24-month period. Additionally, the Company agreed not to exercise any drawdowns against its then existing common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more then currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement, (6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, then the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date the incentive warrant is issued.

Even though Crescent has no investment discretion with respect to shares of common stock that the Company may require it to purchase under the Securities Purchase Agreement, the Company may not be able to satisfy one or more of these conditions at any time that it desires to raise funds from Crescent.

The initial funding of $2.5 million combined with the $308,000 cash on hand at September 30, 2001 will allow the Company to pay the subcontractors for the OTE order, complete two installations at time-share resorts, complete the opening of the branch office in Piraeus, Greece and provide working capital for operations.

Risks Relating to Our Shares

Shareholders may suffer dilution from this offering and from the exercise of existing options, warrants and convertible notes; the terms upon which we will be able to obtain additional equity capital could be adversely affected.


Our common stock may become diluted if warrants and options to purchase our common stock are exercised and if Crescent converts our outstanding $2,500,000 Convertible Note into shares of our common stock. The conversion price of Crescent's Convertible Note is the lower of $1.1561 and a price based on a formula determined at the time of conversion. We have limited rights to delay conversion for up to 180 days from the date triggering those rights if the conversion price determined by the formula is below $0.75 per share. At this price, conversion by Crescent of its Convertible Note would result in the issuance of 3,333,333 shares. We are required to register for resale shares issued upon conversion of the Convertible Note to the extent they are not registered under the registration statement of which this prospectus is a part. As of June 11, 2002, the conversion price of the Convertible Note was $0.4233, which would result in the issuance of 5,905,977 shares. Crescent has informed us that it has no current intent to convert the Convertible Note into shares of our common stock and that any decision as to whether to convert in full or in part will be based on relevant facts, circumstances and market conditions existing at the time of the decision.


In addition to the dilution resulting from a conversion of the Convertible Note, we could be subject to further dilution upon exercise of a Protective Warrant, if and when issued to Crescent. The number of shares of our common stock that can be purchased upon exercise of the protective warrant is equal to the number of shares of our common stock that is determined by subtracting the amount paid by Crescent for its initial purchase of the Company's common stock, i.e. $500,000, divided by the purchase price, from an amount which is equal to $500,000 divided by the price of the common stock for the Company as computed on the effective date of the Company's registration statement. Under the terms of the Protective Warrant, if the price for the Company's common stock as computed on the effective date of the registration statement filed on behalf of Crescent is higher than the purchase price for the Company's common stock, as computed on the date Crescent purchased such shares, the Protective Warrant does not become exercisable.

Irrespective of whether Crescent exercises its warrants or converts its Convertible Note, our common stock is subject to further dilution upon the issuance of shares of our common stock to Crescent that could occur if we require Crescent to purchase additional shares of our common stock for up to $7,500,000. These additional shares would be at a discount to the then current market price. The purchase price, with respect to the sale of common stock by us to Crescent, is determined by taking the lower of $1.1561 and 92% of the average of the lowest three consecutive bid prices during the 22 trading day period immediately preceding the applicable sale date. Dilution resulting from issuance of said shares will depend on the trading price at the time the common stock is sold. Illustrations of such effect can be found on page 18. Under the terms of our securities purchase agreement with Crescent, the number of shares to be purchased by Crescent or to be obtained upon exercise of warrants or conversion of the Convertible Note held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time. Our agreements with Crescent obligate us to register any shares of our common stock that we require Crescent to purchase. Neither Crescent nor any of its affiliates can directly or indirectly engage in any short sale of the Company's common stock. See "Recently Issued Securities" on page 15 for a more complete description of our agreements with Crescent.

Because the amount of securities to be issued to Crescent is based on a formula that is tied to the market price of our shares, issuance of these securities could result in significant dilution of the per share amounts of our shares. The inverse relationship between the price and the amount of securities to be issued may have the following results:


     . the lower the average trading price of our shares at the time we request Crescent to purchase additional shares, the greater the number of securities that can be issued, and the greater the risk of dilution caused by these securities;

     . the perceived risk of dilution may cause Crescent or other shareholders to sell their shares, which could contribute to a downward movement in the stock price of shares; and


     . any significant downward pressure on the trading price of our shares could encourage shareholders to engage in short sales, which could further contribute to a price decline of our shares.


These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act of 1933, as amended, or an exemption such as Rule 144 under the Securities Act of 1933, as amended, may have a dilutive effect on the market for the price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

It is likely that our shares will be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control.

The securities markets have recently experienced significant price and volume fluctuations. The market prices and volume of securities of technology and development-stage companies have been especially volatile. Market volatility and other market conditions could reduce the market price for our shares despite operating performance. In addition, if our operating performance falls below expectations, the market price of our shares could decrease significantly. You may be unable to resell shares at or above the registration price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of such litigation we could experience substantial litigation costs and diversion of management's attention and resources.

We have not paid any dividends and have no expectation of paying dividends in the foreseeable future.

We have not declared, paid, or distributed any cash dividends on our shares in the past, nor are any cash dividends contemplated in the foreseeable future. There is no assurance that our operations will generate any profits from which to pay cash dividends. Even if profits are generated through operations in the future, our present intent is to retain any such profits for acquisitions, product development, production and marketing, and for general working capital requirements.

Our shares are not widely traded.

There is only a limited market for our shares. If a large portion of the shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such shares. This could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell shares at the price they paid for the shares or at any price.

Our shares are subject to special trading rules relating to "penny stocks" which restrict trading.

Our shares are covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell "penny stock" to persons other than certain established customers. For transactions covered by the rule, the broker-dealer must obtain sufficient information from the customer to make an appropriate suitability determination, provide the customer with a written statement setting forth the basis of the determination and obtain a signed copy of the suitability statement from the customer. The rule may affect the ability of broker-dealers to sell our shares and also may affect your ability to sell shares in the secondary market.

Risks Related to Our Strategy

We may be unable to identify or acquire additional technologies or products to diversify our product offering which could reduce our ability to generate revenues.

One of our goals is to become a leading provider of niche electronic products. We expect to avoid reliance upon any one given product through acquisition and/or development of additional technologies and products. However, we may be unable to identify or acquire technologies or products. In that case, we may have to rely upon our own resources to develop such technologies and products internally. We may not have sufficient resources to do this. In addition, acquisitions involve a number of special risks, such as diversion of management's attention and financing issues, which may have a negative impact on operations and financial performance. The Company does not have any current plans or proposals for any acquisitions at this time.

We may not be able to efficiently integrate any acquired technologies, products or businesses which may require additional time by senior management and disrupt our current business.

We will actively look to acquire technologies, products and other businesses to complement our operations. There can be no assurance that we will be able to integrate the operations of any other business successfully. Acquisitions we do undertake will subject us to a number of risks, including the following:

     . inability to institute the necessary systems and procedures, such as accounting and financial reporting systems;
     .  assumption of debt;
     . issuance of additional common stock, thereby diluting current shareholders ownership;
     .  reallocation of managements time away from its current activities;
     . failure to retain key personnel; and o assumption of unanticipated legal liabilities and other problems.

In addition, we may acquire technologies or products that prove incompatible to other products following further development.

Even if we successfully integrate acquired technologies, products or businesses, the additional strain on management and current resources may prevent us from effectively managing the growth.

We seek to become profitable by expanding sales of Orasis(R), the OraLynx(TM) set-top box and any new products that we may develop or acquire. To manage growth, we may be required to:

     . improve existing and implement new operational, production and personnel systems;
     . hire, train and manage additional qualified personnel; and . establish relationships with additional suppliers and strategic partners while maintaining existing relationships.

The existing purchase orders received from international companies subjects us to risks associated with international operation, such as collection of accounts receivable, foreign currency fluctuations and regulatory requirements .

As we begin shipping under the purchase orders and set-top box agreement, we risk exposure to international risks, including:

     . greater difficulty in accounts receivable collection and longer collection periods;
     .  unexpected changes in regulatory requirements;
     .  foreign currency fluctuations;
     .  reduced protection of intellectual property rights;
     . potentially adverse tax consequences; and . political instability.

At the present time, the Company is only currently operating in one foreign country, Greece. However, as the Company continues to grow and develop, expansion may very well occur in other countries, primarily in Europe.


Risks Related to Development, Production and Marketing of Our Products

The Company has developed two products in five years and the future of the Company will be affected by the success of these products.

From June of 1997 through June of 1999, the Company was principally engaged in research and development activities involving the hand-held computer. Since then, the Company has been working on new technologies, in particular the design and development of the set-top boxes. The Company's products have been sold in limited quantities and there can be no assurance that a significant market will develop for such products in the future. Therefore, the Company's inability to develop, manufacture and market its products on a timely basis may have a material adverse effect on the Company's financial results.

Product development involves substantial expense and resource allocation that may exceed our capabilities.

We incurred substantial expense in developing the Orasis(R) computer. We expect to continue to develop enhancements and accessory equipment to meet customer and market demands. The OraLynx(TM) set-top box is in the final development stage. Although we anticipate further expense associated with the final stage of development, it will not be substantial. However, delays in development arising from insufficient cash or personnel resources will hinder our ability to bring these products to market before competitors introduce comparable products. In that case, we will miss the opportunity to capitalize on the technological advances, which we believe such products may offer.

We depend on outside sources for components and may be harmed by unavailability of components, excessive prices for components or unexpected delays in component deliveries.

The Orasis(R) and OraLynx(TM) set-top box use or will use various component parts, such as PCBs, microchips and fabricated metal parts. We must obtain these components from manufacturers and third-party vendors. While we do not anticipate any possible delays or problems in securing parts, our reliance on those manufacturers and vendors, as well as industry component supply, may create risks including the following:

     .    the possibility of a shortage of components;
     .    increases in component costs;
     .    variable component quality;
     .    reduced control over delivery schedules; and
     .    potential manufacturer/vendor reluctance to extend credit to us.

Additionally, we are currently utilizing the services of a subcontractor for the manufacture of our OraLynx(TM) set-top box. If this subcontractor is unable to meet our requests for product, or if there is a shortage of component parts or if the cost of these parts substantially increases, our operations and our success in the marketplace could be materially and adversely affected. The Company has secured alternative subcontractors and vendors, should our current sources be unavailable. However, similar risks are present with these alternative sources.

Errors or defects in our products could result in customer refund or product liability claims causing an impact on market penetration, acceptance of our products, profitability and on the cash flow of the Company.

Because our products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. While we continually test our products for errors and will work with customers to identify and correct bugs, errors may be found in the future. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

     .    loss of or delay in market acceptance and sales of our products;
     .    diversion of development resources;
     .    injury to our reputation; or
     .    increased maintenance and warranty costs.

Errors or defects could harm our business and future operating results. With defective products, our market share would be negatively impacted and the Company would lose substantial future revenue. Moreover, because our products will be used in critical computing functions, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically do and will contain provisions intended to limit our exposure to product liability claims. However, these provisions may not preclude all potential claims. Liability claims could require us to spend significant time, money and effort in litigation. They also may result in substantial damage awards. Any such claim, whether or not successful, could materially damage our reputation, cause a strain on our results of operation with the lack of revenue and additional expenses, and burden management resources by focusing efforts on the errors or defects as opposed to product development and growth.

We will be unable to develop, produce and market our products without qualified professionals and seasoned management.

Our success depends in large part on our ability to recruit and retain professionals, key management and operating personnel. We need to complete development of the OraLynx(TM) set-top box, continue to develop and modify the Orasis(R) and coordinate production of Orasis(R) computers and the OraLynx(TM) set-top box. We also need to develop marketing channels to increase market awareness and sales of our products. Qualified professionals, management and operating personnel are essential for these purposes. Such individuals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for them is intense and turnover is high. If we cannot attract and retain needed personnel, we will not succeed.

We believe that our future success will depend on our ability to retain the services of our executive officers. These officers have developed industry relationships that are critical to our growth and development. They also will be essential in dealing with the significant challenges that we expect will arise from anticipated growth in our operations.

We have an ongoing need to expand management personnel and support staff. The loss of one or more members of management or key employees, or the inability to hire additional personnel as needed, could have a material adverse effect on our operations.

Risks Related to Competition within Our Industry

Competition in our industry is intense and we may not be able to compete successfully due to our limited resources.

Our industry is highly competitive and dominated by competitors with substantial resources. Continuous improvement in product pricing and performance is the key to future success. At all levels of competition, pricing has become very aggressive. We expect pricing pressure to continue to be intense. Many of our competitors are larger and have significantly greater financial, technical, marketing and manufacturing resources. They also have broader product lines, greater brand name recognition and larger existing customer bases. As a result, our competitors may be better able to finance acquisitions or internal growth or respond to technological changes or customer needs.

Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. There can be no assurance that we will be able to compete successfully in developing, manufacturing or marketing our products. An inability to do so would adversely affect our business, financial condition and market price of our shares.

Our industry is subject to rapid technological change and we may not be able to keep up.

Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles and changes in customer demands and evolving industry standards, characterize the computer industry. Our products could become obsolete if products based on new technologies are introduced or if new industry standards emerge.

Computer equipment is inherently complex. As a result, we cannot accurately estimate the life cycles of our products. New products and product enhancements can require long development and testing periods, which requires retention of increasingly scarce technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products can seriously damage our business. In the past, we have experienced delays in scheduled product introductions and cannot be certain that we will avoid similar delays in the future. We must produce products that are technologically advanced and comparable to and competitive with those made by others. Otherwise, our products may become obsolete or we will fail to achieve market acceptance.

Our future success depends on our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. For example, Orasis(R) will not sell if it cannot run software, or access resources such as Internet or telephone services provided by others. The same is true for the set-top box. Other vendors may change their products so that they will no longer be compatible with our products. These vendors also may decide to bundle their products with products of our competitors for promotional purposes and to discount the sales price of the bundled products. If this were to occur, our business and future operating results could suffer.

We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims.

Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, others may appropriate our technology and sell products with features similar to ours. This could reduce demand for our products. We rely on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions with employees and third parties, and technical measures to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require us to commit substantial time and effort, and to incur substantial litigation expenses, and may subject us to significant liabilities that could have a material adverse effect on our financial condition and results of operations.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement that is not a statement of historical fact constitutes a forward-looking statement. You can identify these statements by forward-looking words such as "may", "will", "intend", "believe", "anticipate", "estimate", "expect", "project" and similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operation and of our financial condition or state other forward looking information. This prospectus also includes third party estimates regarding the size and growth of markets and mobile computer equipment usage in general.

         You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "The Company" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from our expectations.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except with respect to material developments related to previously disclosed information.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information at the SEC's public reference room at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. Copies of such materials can be obtained from the public reference room at prescribed rates. You can obtain information regarding operation of the public reference room by calling the SEC at 1-800-SEC-0330. Such material can also be inspected and printed from the SEC's Internet site located at http://www.sec.gov.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholder. We will not receive any proceeds from the sale of the common stock by the selling shareholder other than from the possible exercise of warrants to purchase 700,000 shares of common stock at $1.3064 per share. Any proceeds received from the exercise of warrants will be used for general corporate purposes.

                           RECENTLY ISSUED SECURITIES

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Stock Purchase Agreement further permits the Company to sell to Crescent up to $7.5 million in common stock of the Company over a 24-month period. Additionally, the Company agreed not to exercise any drawdowns against its then existing common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more then currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement, (6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, then the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date the incentive warrant is issued.

Convertible Note Issued to Crescent International

         On October 2, 2001, in accordance with the Securities Purchase Agreement, the Company issued a Convertible Note to Crescent in the amount of $2,500,000, due September 28, 2004. The Company is not required to pay interest on the Note unless the Company fails for a period of 10 trading days to issue shares upon conversion or pay the remaining principal of the Note upon maturity or redemption. If the Company fails to issue shares or pay the remaining principal upon maturity or redemption, interest shall be payable at a fixed rate of 8% per annum, payable in quarterly installments, on the outstanding principal balance immediately prior to the date of conversion, until the Note is fully converted or redeemed.

The Company retains the right to redeem the Convertible Note upon 30 days notice at a price of 110% during the first year of its issuance, 120% during the second year and 130% thereafter. Additionally, the Company can require the conversion of the note into shares of our common stock if we satisfy each of the following requirements:

     . The shares of our common stock issuable upon conversion of the Convertible Note may be sold by Crescent without registration and without any time, volume or manner limitations pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act of 1933;

     . The bid price for each of the 22 trading days immediately preceding the date of notice of a required conversion is delivered by the Company to Crescent is at least $1.881 (190% of Bid Price on Subscription Date);

     . Unless otherwise agreed to in writing by Crescent, the number of shares of our common stock issuable upon such required conversion of the Convertible Note is less than twice the average of the daily trading volume during the 22 trading day period immediately preceding the date of notice of a required conversion is delivered by the Company to Crescent;

     . At least 22 trading days have elapsed since a conversion date relating to a prior conversion required by the Company or Crescent; and

     . No shares are subject to any shareholder agreements, lock-up provisions or restrictions on transfer of any kind whatsoever.

The holder of the Note may convert the Note in whole or in part to common stock of the Company at any time at the lower of $1.1561 or the average of the lowest three consecutive bid prices during the 22 days preceding the date of conversion. The conversion price and the number of note conversion shares is subject to certain standard anti-dilution adjustments including reclassification, consolidation, merger or mandatory share exchange; subdivision or combination of shares; stock dividends; and the issuance of additional capital shares by us at prices less than the conversion price.

We have the right to reject any conversion if the average bid price of our common stock during the seven trading days preceding the delivery date of Crescent's conversion notice is less than $0.75 per share. This right expires 120 days after it is first exercised by us. Based upon this provision, the maximum number of shares of our common stock that we may be required to issue upon the conversion of the Convertible Note would be 3,333,333 shares assuming the conversion price is $0.75 per share.

In furtherance of this transaction, the Company entered into a registration rights agreement, whereby it is required to file a registration statement, of which this prospectus is a part, on behalf of Crescent with respect to the note conversion shares and warrant shares issuable pursuant to the warrants issued to Crescent. Similar registration statements are to be filed for each subsequent sale of securities to Crescent. The failure of the Company to obtain the effectiveness of its registration statements as required under the registration rights agreement may subject it to certain financial penalties.

Securities issuable to Crescent International

Under the Securities Purchase Agreement with Crescent International Ltd., we can obtain, subject to applicable fees and expenses and the terms and conditions of the agreement, an additional $7.5 million by selling up to 10,000,000 shares of our common stock to Crescent at various points in time, beginning 22 days after the registration statement of which this prospectus is a part becomes effective. Additionally, Crescent had the right to assign its obligation to purchase shares of our common stock to affiliates of Crescent; however, Crescent has informed us that it has no current or future plans to assign its obligations.

Specifically, with regard to the sale of shares of our common stock to Crescent, we can from time to time at our option and subject to the limitations described in this prospectus, issue and sell shares of our common stock with an aggregate purchase price of up to twice the average daily trading value during the 22 trading day period immediately preceding the date of the notice by us requiring Crescent to purchase, but no more than $1.5 million at one time. The purchase price is determined by taking the lower of $1.1561 and 92% of the average of the lowest three consecutive bid prices during the 22 trading day period immediately preceding the applicable sale date.

Under the agreement we are required to register the shares issuable to Crescent through the registration statement of which this prospectus is a part and subsequent registration statements.

Warrants Issued to Crescent International

                  Incentive Warrant

In further consideration for Crescent entering into the Securities Purchase Agreement, the Company issued an Incentive Warrant to Crescent exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share. The Incentive Warrant is exercisable for a five-year period commencing September 28, 2001, and provides for adjustment in the price and number of warrant shares:

     . If the Company, at any time while the Incentive Warrant is unexpired and not exercised in full, consummates a reclassification, consolidation, merger or mandatory share exchange, sale, transfer or lease of substantially all of the assets of the Company;

     . If the Company, at any time while the Incentive Warrant is unexpired and not exercised in full, shall subdivide its common stock, combine its common stock, pay a dividend in its capital shares, or make any other distribution of its capital shares; and

     . If the Company, at any time while the Incentive Warrant is unexpired and not exercised in full, makes a distribution of its assets or evidences of indebtedness to the holders of its capital shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets, or any spin-off of any of the Company's lines of business, divisions or subsidiaries.


Upon each adjustment of the exercise price, the number of shares of our common stock issuable in connection with the Incentive Warrant at the option of Crescent shall be calculated, to the nearest one hundredth of a whole share, multiplying the number of shares of our common stock issuable prior to an adjustment by a fraction:


     . The numerator of which shall be the exercise price before any adjustment;
       and

     . The denominator of which shall be the exercise price after such adjustment.

In addition, Crescent may not exercise its warrant if, at the time of exercise, the number of shares that it would receive, together with all other shares of the Company's common stock which it beneficially owns, would result in Crescent owning more than 9.9% of the Company's common stock as would be outstanding on the exercise date.

                  Protective Warrant

In further consideration for Crescent entering into the Securities Purchase Agreement, if the Company elects to exercise its right with respect to any subsequent sale to require Crescent to purchase shares of our common stock that have not been previously registered and are not covered by an effective registration statement, then on each closing date related to each subsequent sale, the Company shall issue to Crescent a Protective Warrant with an exercise price of $0.01 per share of common stock, for the purchase of such number of shares which shall be determined by subtracting (x) the investment amount with respect to the applicable subsequent sale divided by the purchase price on the sale date from (y) the investment amount with respect to the applicable subsequent sale divided by the purchase price on the effective date applicable to the sale date.

Liquidated Damages

 Pursuant to our registration rights agreement with Crescent, we are required to pay Crescent liquidated damages if we fail to obtain the effectiveness of any registration statement, including any future registration statement, required under our registration rights agreement, or to maintain its effectiveness for the period required under our registration rights agreement. If we fail to obtain the effectiveness of any registration statement for which effectiveness is required under our registration rights agreement, we are required under the registration rights agreement to pay to Crescent an amount equal to 2% of the aggregate purchase price paid by Crescent for securities that are registered for resale, or required to be registered for resale, by Crescent as described in this prospectus, for each calendar month and for each portion of a calendar month, pro rata, during the period from the effective date of the applicable registration statement to the effective date of the applicable deficit shares registration statement.

We will also be liable for liquidated damages similarly computed if we fail to keep any required registration statement effective for a period of time ending 180 days after the termination of Crescent's obligation to purchase shares of our common stock, plus one day for each day that we have failed to obtain or maintain effectiveness of the registration statement.

Right of First Refusal

Crescent has been granted a right of first refusal for any or all shares in a proposed sale by us of our securities in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, until 60 days after the date the Securities Purchase Agreement between Crescent and us is terminated. Such right of first refusal shall be held open to Crescent for five trading days from the date of the proposed offer to sell the securities.

10% Limitation With Respect to Crescent

Under the terms of our Securities Purchase Agreement with Crescent, the number of shares to be purchased by Crescent or to be obtained upon exercise of warrants or conversion of the Convertible Note held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time.

The following table is for illustrative purposes only and sets forth the number of shares of our common stock issuable to Crescent assuming Crescent were to purchase the maximum amount of securities allowable under the Securities Purchase Agreement at the prices stated below. Such number of shares is, however, subject to the 9.9% limitation whereby Crescent may not own more than 9.9% of the Company's common stock as would be outstanding on any given date.


                    Purchase        Number           %
                     Price        of Shares     of shares (e)
                   ----------    -----------    -------------
                   $0.600 (a)    16,666,666         20.4%

                    0.450 (b)    22,222,222         25.5%

                    0.300 (c)    33,333,333         33.9%

                    0.150 (d)    66,666,666         50.6%



     (a) Represents bid price at close of business on June 11, 2002.
     (b) Represents a 25% decrease from the bid price at close of business on June 11, 2002.
     (c) Represents a 50% decrease from the bid price at close of business on June 11, 2002.
     (d) Represents a 75% decrease from the bid price at close of business on June 11, 2002.

     (e) Securities purchase agreement limits Crescent's ownership to 9.9% of outstanding shares.

                MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY


       Our shares trade on the over-the-counter electronic bulletin board operated by the NASD. The following table shows the range of representative bid prices for our shares. The prices represent quotations between dealers and do not include retail mark-up, markdown, or commission, and do not necessarily represent actual transactions. The number of stockholders on record as of June 11, 2002 is approximately 19,000. Some of the stockholders on record are brokerage firms that hold shares in the "street name". Therefore, we believe the total number of stockholders may be greater than 19,000.



                          1999                   2000                  2001                  2002

                     High       Low        High        Low        High       Low        High      Low
                     ----       ---        ----        ---        ----       ---        ----      ----
First Quarter       $1.219    $0.453     $12.375     $0.266      $2.812     $1.062     $1.350    $0.580
Second Quarter       0.938     0.391       6.219      2.750       1.990      1.125      0.780     0.450
Third Quarter        0.750     0.266       6.562      3.234       1.970      0.900          -         -
Fourth Quarter       0.703     0.219       4.312      0.781       1.550      0.660          -         -



       The closing bid price of a share on June 11, 2002 was $0.60. We have never paid dividends and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain earnings, if any, for product development, production and marketing, strategic acquisitions and for general working capital requirements.


                         SELECTED FINANCIAL INFORMATION
                      (In thousands, except per share data)

       The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and accompanying Notes beginning on page F-1 of this prospectus.


                                                                                                 Three months
                                                       Year Ended December 31,                  ended March 31,
                                                       -----------------------
                                          (amounts in thousands, except per share amounts)         (unaudited)
                                           1997       1998       1999      2000       2001       2002      2001
                                           ----       ----       ----      ----       ----       ----      ----
INCOME STATEMENT DATA:
Revenues                                 $ 2,730    $ 5,368    $ 2,279   $   860    $  2,620   $   152   $   445
Cost of Sales                              4,345      5,758      4,834     2,876       2,745       504       328
                                         -------    -------    -------   -------    --------   -------   -------
Gross Profit (Loss)                       (1,615)      (390)    (2,555)   (2,016)       (125)     (352)      117
Net Income (Loss)                         (3,988)    (6,132)    (9,306)   (7,515)    (13,252)   (1,932)   (1,015)
EARNINGS PER COMMON SHARE:
Net Income (Loss)                          (0.13)     (0.16)      0.20)    (0.13)      (0.21)    (0.03)    (0.02)

                                                           As of December 31,                  As of March 31,
                                                           ------------------                  ---------------
                                                         (amounts in thousands)                (unaudited)
BALANCE SHEET DATA:                         1997      1998       1999      2000      2001       2002     2001
                                            ----      ----       ----      ----      ----       ----     ----
Total Assets                               7,269      6,719      3,372    11,161     3,917     3,917     3,917
Long Term Debt                               430        303        185       102     1,197     1,197     1,197
Working Capital (Deficit)                  4,511        260       (917)    3,015       680       680       680
Stockholders Equity                        5,676      2,885        552    10,521     2,049     2,049     2,049


(1) Income (Loss) per common share is calculated based on the weighted average number of shares for the respective period.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations - Three months ended March 21, 2002 Compared to Three months ended March 31, 2001

Revenues for the three months ended March 31, 2002 and 2001 were approximately $152,000 and $445,000, respectively. Net sales increased from $5,000 in 2001 to approximately $93,000 in 2002. Sales generated by the Company's interactive cable system subsidiary, Suncoast, accounted for approximately $78,000 of these revenues with the balance being parts and accessories for the Orasis(R) and OraLynx(TM). Design service revenues in the first quarter of 2002 were approximately $59,000 as compared to revenues of $441,000 in the first quarter of 2001. This reduction in design service revenue is a continuation of the decline in engineering projects available in the marketplace which the Company began experiencing in the fourth quarter of 2001. Cost of sales represents costs associated with the Suncoast operations for 2002, whereas cost of sales in 2001 related to the costs of parts and accessories. Cost of services increased from $326,000 in 2001 to $448,000 in 2002. The increase is a result of the termination of and severance benefits paid to the engineering staff which was reduced during the first quarter of 2002. Because of these additional expenses, gross profit margins were negatively affected and generated a gross loss of $352,000 for the first quarter of 2002.

Selling, general and administrative expenses increased to approximately $1,111,000 in 2002 from $476,000 in 2001. The increase of approximately $635,000 is primarily due to the selling, general and administrative expenses of Suncoast and the Company's branch office in Piraeus, Greece which are included in the first quarter of 2002 and not in 2001. These amounted to approximately $319,000 and $238,000, respectively. We acquired the net assets of Suncoast in July 2001 and opened the branch office in August 2001. In addition, approximately $130,000 of additional administrative costs were incurred at the Company's McHenry, Illinois location related to closing the facility. These costs were offset by a reduction of $52,000 in sales and marketing expenses, primarily advertising.

Research and Development expenses decreased to approximately $241,000 during the first quarter ended March 31, 2002 from $463,000 for the corresponding period in 2001. The set-top box design was substantially completed in the fourth quarter of 2001 which is reflected in the decrease in Research and Development expenses. In 2002, approximately 66% of Research and Development costs consisted of costs related to the development of the set-top box, with 34% related to further development of the Orasis(R). In 2001, the majority of Research and Development was costs were for the set-top box.

Interest expense increased to approximately $233,000 for the first quarter of 2002 from $7,000 for the first quarter of 2001. Included in interest expense in the first quarter of 2002 is three months amortization of the debt discount associated with the Convertible Note, amounting to $231,000. The remaining interest is related to capital equipment leases, mortgage note and other borrowings. Interest expense in the first quarter of 2001 related to capital equipment leases and short term borrowings. Interest income declined from $89,000 in 2001 to $4,000 in 2002 due to the reduction of short-term funds held on deposit.

Net loss

The consolidated loss after tax increased for the first quarter ended March 31, 2002 to approximately ($1,932,000) or ($0.03) per share from ($1,015,000) or
($0.02) per share in 2001. The loss for 2002 was primarily attributed to the decrease in revenues from design services, the increase in cost of services related to the termination of the hardware design engineering staff, the increase in selling, general and administrative costs generated by Suncoast and the branch office and the increase in interest expense. The loss for 2001 was primarily attributed to the amortization of goodwill associated with the acquisition of Advanced Digital Designs, Inc., research and development costs regarding the set-top box and general administrative expenses. Loss per common share is calculated based on the monthly weighted average number of common shares outstanding, which were 64,510,424 for the three-month period ended March 31, 2002, and 61,798,069 for the three-month period ended March 31, 2001.

Balance Sheet

Total assets for the Company at March 31, 2002 were approximately $3,123,000, a decrease of approximately $800,000 from December 31, 2001. The decrease was primarily attributable to the net cash used in operations of approximately $976,000, the purchase of equipment of $315,000, offset by the proceeds from the exercise of stock warrants and stock options of $460,000 and the increase in borrowings of $350,000.


Results of Operations December 31, 2001 Compared to December 31, 2000

Revenue for the Company increased from approximately $860,000 in 2000 to $2,621,000 in 2001. Revenues from the sale of products increased from $64,000 in 2000 to $1,274,000 in 2001. The significant increase is the result of the Company beginning shipment of its set-top box during the fourth quarter of 2001. Additionally, the Company recognized approximately $135,000 of revenues from its interactive cable provider subsidiary, Suncoast Automation Inc. ("Suncoast"). These revenues are only for six months, since the Company acquired the net assets of Suncoast on July 1, 2001. Design service revenue increased from $796,000 in 2000 to $1,346,000 in 2001, an increase of 69%. Design service revenues in 2000 were for four and one-half months, since the date of acquisition of Advanced Digital Designs, Inc. ("ADD") on August 18, 2000. Design service revenues began declining during the second half of 2001, as customers began canceling projects and not beginning new ones. Cost of sales decreased from $2,376,000 in 2000 to $1,680,000 in 2001. Cost of sales in 2000 included a write down of obsolete inventory of $1,440,000 and a write down of inventory to its net realizable value of $510,000. Cost of sales for 2001 includes the costs of the set-top boxes sold, as well as a write down of obsolete inventory of $490,000. Cost of services increased from $500,000 in 2000 to $1,137,000 in 2001. Cost of services for 2000 are included only from the date of acquisition of ADD, representing four and one-half months. Cost of services consist primarily of payroll and related employee benefits of the engineers performing the services. Gross profit for design services decreased from 37% in 2000 to 16% in 2001. The decline in gross profit is a result of the decline in revenues while cost of services remained at annualized levels did not decrease in proportion to the revenues.

Selling, general and administrative expenses increased to approximately $4,742,000 for 2001 as compared to $3,630,000 for 2000. Selling, general and administrative expenses for 2000 consisted of professional fees and financial service expenses related to the private placement, salaries for administrative personnel, expenses for the common stock purchase agreement, administrative costs associated with the design services subsidiary, ADD and costs associated with exercising the drawdown. For the year 2001, these selling, general and administrative costs were partially offset by primarily expenses associated with the issuance of common stock for reimbursement pursuant to a personal guarantee, salaries for administrative and marketing personnel, expenses in establishing the operations of the Greek branch office and expenses pertaining to the Suncoast subsidiary. Included in selling, general and administrative expenses for 2001 are the operations of the branch office in Greece, amounting to approximately $300,000. Also included in 2001 are six months of selling, general and administrative expenses of Suncoast, included since the date of acquisition. These approximated $490,000.

Research and Development costs increased to approximately $2,434,000 for 2001 as compared to $1,472,000 for 2000. Approximately 84% of Research and Development in 2001 consisted of costs associated with the development of the OraLynx(TM) set-top box, with approximately 16% for the development of the new version of the Orasis(R). Research and Development costs in 2000 were for the development of the OraLynx(TM) set-top box.

Amortization of goodwill associated with the acquisition of ADD amounted to $1,100,000, whereas in 2000, only four and one-half months of amortization are included, which amounted to $412,500.

Asset impairment and other losses for 2001 consisted of the write off of the remaining goodwill associated with the acquisition of ADD of $3,987,500 and $290,000 of an investment in non-marketable securities. During the fourth quarter of 2001 the Company determined that the set-top box design was completed and the design services business with outside customers was declining, therefore an impairment of the goodwill associated with the acquisition of ADD occurred. The Company revised its projections and determined that the projected results would not fully support the future amortization carrying value of the goodwill balance. In addition, the Company determined that the carrying value of its investment in non-marketable securities had been impaired since the investment had discontinued paying dividends in 2001 and due to the overall poor financial condition of the issuing company.

Interest expense increased to approximately $274,000 for the year ended December 31, 2001 from $68,000 for the year ended December 31, 2000. Included in interest expense in 2001 is three months amortization of the debt discount associated with the Convertible Note, amounting to $252,000. The remaining interest is related to capital equipment leases and other borrowings. Interest expense in 2000 was a result of the capital equipment leases and other borrowings. Interest on these leases and other borrowings decreased from $68,000 to $22,000 because the outstanding balances on the capital leases and borrowings have decreased.

Results of Operations December 31, 2000 Compared to December 31, 1999



Revenue for the Company decreased from approximately $2,279,000 in 1999 to $860,000 in 2000. The revenue decreased as a result of the Company's decision to eliminate contract manufacturing and focusing its efforts on the development of the set-top box. The Company determined that contract manufacturing was no longer profitable and did not fit in to the overall business plan of the Company. Contract manufacturing revenues approximated $2,000,000 in 1999. Revenue for 2000 was also aided by the design services and consulting of the Company's subsidiary, ADD. Gross revenue from ADD from the date of acquisition of August 18, 2000, amount to approximately $985,000. Gross profit margins are not comparable for the period due to the fluctuations in revenue. The gross profit margin for both years were effected by the write down of obsolete inventory. For the year ended December 31, 2000 the write down of obsolete inventory and the reserve for potential obsolete Orasis(R) inventory amounted to $1,950,000 as compared to the write-off of obsolete inventory in the year ended December 31, 1999 of $1,793,000.

Selling, general and administrative expenses decreased to approximately $4,043,000 for 2000 as compared to $4,173,000 for 1999. The increase in professional fees and financial service expenses related to the private placement, common stock purchase agreement and cost associated with exercising the drawdown, amounting to approximately $985,000, were offset by staff reductions and other cost cutting measures implemented by management approximating $1,115,000. The Company decided to eliminate contract manufacturing in the third-quarter. The employee count at RMS was reduced from 185 employees during the beginning of 1999 to six employees at December 31, 2000. In addition, certain related expenses were also reduced, such as health insurance, telephone, travel and entertainment, utilities, office supplies and other administrative expenses.

Research and Development costs increased to approximately $1,472,000 for 2000 as compared to $510,000 for 1999. Research and Development in 2000 consisted of costs associated with the development of the OraLynx(TM) set-top box, whereas in 1999, these costs were for the continued development of the Orasis(R).

Interest expense decreased to approximately $68,000 for the year ended December 31, 2000 from $2,099,000 for the year ended December 31, 1999. Interest expense in 1999 was mainly a result of the financing activities associated with the conversion of debt to common stock as well as the issuance of warrants associated with the debt.

Liquidity and Capital Resources

The Company has incurred a net operating loss in each year since its founding and as of March 31, 2002 has an accumulated deficit of approximately $61,526,000. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products including its set-top box. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

For the three months ended March 31, 2002, the Company used $976,000 of cash in operating activities, used $315,000 in investing activities and generated $802,000 of cash from financing activities that produced a decrease in cash of $489,000 for the three months. The net loss of $1,932,000 was partially offset by the non-cash items of depreciation and amortization and amortization of the debt discount associated with the Convertible Note. Investing activities consisted of the purchase of equipment for installations associated with the interactive cable systems. Financing activities consisted of the exercise of warrants and the increase in mortgage note payable and short-term borrowings. As of March 31, 2002, the Company had current liabilities in excess of current assets, whereas at December 31, 2001, the Company had a current asset to current liabilities ratio of 2.0. The Condensed Consolidated Statements of Cash Flows, included in this report, detail the other sources and uses of cash and cash equivalents.

In the second quarter of 2000, the Company entered into a common stock purchase agreement, escrow agreement and registration rights agreement with Techrich International Ltd., ("Techrich"). These agreements provided a $100,000,000 equity line of credit for use by the Company at its discretion. During the third and fourth quarters of 2000, the Company received $7,000,000 from the equity line in exchange for the issuance of 2,136,616 of common stock. In the third quarter of 2001, the Company received an additional $300,000 from the equity line in exchange for 258,968 shares of common stock. The shares underlying the equity line of credit with Techrich were registered with the Securities and Exchange Commission with an S-1 filing, File No. 333-35808, dated July 20, 2000 and effective on July 28, 2000.

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., ("Crescent") an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Stock Purchase Agreement further permits the Company to sell to Crescent up to $7.5 million in common stock of the Company over a 24-month period. Additionally, the Company agreed not to exercise any drawdowns against its then existing common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement,
(6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date the incentive warrant is issued. If the Company, for the purposes of obtaining any additional financing, wishes to sell shares to a party other than Crescent, the Company shall first offer to Crescent the right to purchase such shares at the bona fide price offered by the other party.

The Company elected to pursue the above financing arrangements with Crescent because the Company's previous financing arrangements with Techrich contained certain limitations as it related to the market price of our common stock, the average volume of shares traded on a daily basis and other such factors which would not generate the greatest benefit to the Company's shareholders. In addition, the financing arrangement with Techrich expired at the end of January 2002. Because of the changes in circumstances and the current economic conditions of the Company, management decided to explore alternative financing arrangements. Several alternatives were reviewed, including private placement transactions, various long-term debt arrangements with different investment bankers and other equity line arrangements similar to the one with Techrich. Management felt that the arrangement with Crescent was the best alternative and was in the best interest of the Company and its shareholders.

The Company expects to rely on the above financing arrangements in order to continue its development of products and to continue its ongoing operations in the short-term. The long-term cash needs of the Company will be dependent on the successful development of the Company's products and their success in the market place. At the current rate, the Company is not able to internally generate sufficient funds for operations and will be required to rely on outside sources for continued funding until such time as the Company's operations generate a profit and cash is generated from operations. The Company has historically issued and may continue, if the circumstances warrant, to issue common stock to vendors and suppliers in lieu of cash for products and services provided to the Company.


                                    BUSINESS

Overview

Dauphin Technology, Inc. ("Dauphin" or the "Company") and its subsidiaries design and market mobile hand-held, pen-based computers and set-top boxes. The Company is also a provider of private, interactive cable systems to the extended stay hospitality industry. One of the Company's subsidiaries has performed design services, specializing in hardware and software development, to customers in the communications, computer, video and automotive industries.

The Company, an Illinois corporation, was formed on June 6, 1988 and became a public entity in 1991. As of December 31, 2001, the Company employed approximately 50 people consisting of engineering, sales and marketing, administrative, and other personnel. Because of the reduction in orders for design services and the decision to terminate its operations at the facilities in McHenry, during the first quarter of 2002, the Company laid off 24 full-time employees and currently has 26 full-time employees. The Company's executive offices are at 800 E. Northwest Highway, Palatine, Illinois and it has two other facilities in northern Illinois, one in central Florida and a branch office in Piraeus, Greece.

The Company's stock is traded on the over-the-counter market electronic bulletin board operated by NASD, under the symbol DNTK.

In 1993 and 1994 the Company encountered severe financial problems. On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Court for the Northern District of Illinois, Eastern Division. The Company operated under Chapter 11 until July 23, 1996, when it was discharged as Debtor-in-Possession and bankruptcy proceedings were closed.

Strategic Plan

Before the Company emerged from bankruptcy, the Board of Directors was reconstituted and a new management team was recruited. Individuals with strong engineering and manufacturing backgrounds as well as finance, accounting, sales and marketing skills were hired. The new management formulated a strategic business plan to diversify the Company's operations to eliminate dependence on a single product line or industry.

The plan incorporated an initial focus on the hand-held mobile computer market. In particular, it focused on development of miniaturized mobile computers that would be incorporated in electronic solutions for vertical markets. In addition to mobile computing markets, management is focused on producing and marketing other electronic devices, namely set top boxes, coupled with targeted acquisitions in the technology sector.

As part of management's plan, on June 6, 1997 the Company acquired all of the outstanding shares of stock in R.M. Schultz & Associates, Inc. ("RMS"), an electronic contract-manufacturing firm located in McHenry, Illinois. In 1999, the Company terminated the operations of RMS because the entity was not profitable and used, rather than provided, cash in its operations.

On August 28, 2000 the Company, through a newly formed subsidiary named ADD Acquisition Corp., acquired all of the assets of T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.), Advanced Technologies, Inc., and 937 Plum Grove Road Partnership pursuant to an Asset Purchase Agreement. The subsidiary then changed its name to Advanced Digital Designs, Inc. ("ADD"). ADD specializes in design services in the telecommunications industry, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing.

To assist the Company in the further development and marketing of its set-top box products, on July 1, 2001 the Company acquired substantially all of the net assets of Suncoast Automation, Inc. ("Suncoast"). Suncoast is a provider of private, interactive cable systems to the extended stay hospitality industry utilizing the Company's set-top boxes.

In August 2001, the Company signed a sales and marketing agreement with the Hellenic Telecommunications Organization S.A. (OTE) to sell set-top boxes through their more than 400 retail shops, as well as to participate in several vertical projects, meaning with other businesses or governmental agencies, that OTE is managing. This relationship marks the Company's entry into the consumer marketplace with its products. As a result of the agreement with OTE and other similar marketing agreements reached with Orbit Plan and the Dialogue Group of Companies, we established a European branch office consisting of twelve sales, marketing, customer service and technical support personnel located in Piraeus, Greece.

The Company plans to market and distribute for consumer use, complementary peripheral devices manufactured by other vendors in conjunction with its set-top boxes. A portfolio of complimentary peripheral devices would include video telephones, displays, home cinema equipment, wireless local area network (LAN) devices and various conferencing accessories. Specific consumer markets include retail chains, Internet Service Providers (ISP), and satellite programming providers.

As a result of the agreements noted above, the Company has become involved in vertical projects to develop communications solutions for law enforcement, defense, surveillance and Olympic security utilizing Terrestrial Trunked Radio (TETRA) technology. As a part of this solution, the Company has begun development of a next generation Orasis(R) by exploring alternative mobile hand-held computer products through original equipment manufacturers.

Products and Services

Orasis(R) is a hand-held computer developed by the Company with features to meet the expressed desires of many potential customers. The unit was developed with the multi-sector mobile user in mind. As such, it incorporated an upgradable processor, user upgradable memory and hard disc, various modules and mobile devices to satisfy the needs of various industries. The Company has not recognized significant sales of the product to date due to the lack of adequate marketing and the development of new technologies within the industry. Because of these new technologies, in 2001 the Company began developing a new version of the Orasis(R). The new Orasis(R) will have most of the same features as the original design, but will incorporate new technologies. The scheduled release of the next generation Orasis(R) is currently planned for 2002-2003.

A set-top box is an electronic device that converts digital signals into a user acceptable format via other electronic devices such as television sets, telephones and computers. The OraLynx set-top box processes high-speed video, provides storage and works with coaxial cable, ADSL and fiber. The OraLynx(TM) set-top box offers considerable advantages for service providers and end users. For service providers, the OraLynx(TM) set-top box enables integration of data, voice, and video over one unified network using one termination device. For end users, the OraLynx(TM) set-top box serves as a simple yet sophisticated gateway and access device that can be controlled with a remote control, keyboard or other mobile handheld device. The OraLynx(TM) set-top box can be networked to PC's, Internet appliances, and more. The OraLynx(TM) can provide direct access to interactive TV, video-on-demand and ATM or IP voiceover phone service. Basic unit features are as follows:

   .   High quality/high speed user interface (2D graphics)
   .   Seamless Video-on-Demand Service
   .   Instant Telephone Access
   .   IP or ATM voiceover
   . Supports standard Internet protocols and various Internet connections (xDSL, SONET, ATM25, Ethernet)
   . Networking and Smart Appliance Interface o Provides wireless or conventional networking

The Company also designs, constructs, installs and maintains private interactive entertainment systems, focusing primarily in the extended stay hospitality industry, utilizing the Company's set-top boxes. The Company provides all service and maintenance on the entire system. In addition to basic cable TV, the Company's system offers high speed internet connectivity, tiered programming, pay-per-view, games, room messaging, folio view, express check-out and community channels.

During 2001 and 2000, the Company performed design services, specializing in hardware and software development. In addition, the Company's engineers consulted with and assisted customers in the development of intellectual property. The Company's engineers specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing. The design services part of the business has decreased significantly, and in the first quarter of 2002, the Company laid off the majority of its design engineering staff. As existing contracts with customers expire and are completed, the Company will not pursue additional orders.

Markets

Based on the latest statistics, the mobile computing devices market is approximately $110 billion in annual revenue. Sales of laptop and notebook computers represent a large portion of this market. However, the growth rate of hand-held pen-based devices exceeds that of laptops and notebooks. Based on the latest Frost and Sullivan studies, the total pen-tablets market, in which Orasis(R) competes, is several billion dollars and is growing at approximately twenty five percent per year.

The set-top box market is a relatively new phenomenon. According to the research firm, Strategy Analytics, the worldwide installed base of set-top boxes was a mere 2.2 million in 1998 and was 27.4 million boxes in the year 2000, and is expected to grow by 35% in 2002. Currently with the market in the early developing stages, the "set-top box" has not been perfected. Existing designs do not offer the flexibility or future capacity that Dauphin's customers seek.

Our focus on the timeshare market is based upon current statistics indicating annual timeshare global sales topping $6 billion and timeshare growth between 16% and 18% a year for the past seven years. Timesharing is the fastest-growing segment of the global travel and tourism industry. According to the January 1999 issue of Bear, Stearns & Co. Inc.'s Leisure Almanac, "the confluence of rapidly growing population of income-qualified households and increased utilization should result in collective revenues of $200 billion between 1995 and 2009." In 1998, the United States accounted for $3.06 billion--approximately half--of the world's timeshare sales revenue, according to a survey sponsored by the American Resort Development Association. In 2000, U.S. sales were about $4.1 billion, according to Ragatz Associates. The United States also leads in the number of resorts (more than 1,600) and owners (nearly 3 million). According to Ragatz Associates, in 1998 there were 4.25 million timeshare owners living in more than 200 countries and over 5,000 timeshare resorts in more than 90 countries.

Sales and Marketing

During the later part of 1999, the Company was engaged in negotiations and eventually on February 17, 2000 signed a contract with Estel Telecommunications S.A. ("Estel"), a European telecommunications firm seeking to develop an ultra-high speed information technology network, to develop and produce set-top boxes. Estel intended to construct, install and operate a fiber optic cable network system offering telephone, television, Internet and other services in Greece. On August 30, 2000 and December 28, 2000 the contract was amended to extend the delivery dates, amend certain specifications of the product and amend certain terms and conditions pertaining to Estel's performance. During 2000 and into the first six months of 2001, the Company focused its primary marketing resources around the Estel contract and did not actively market its products to other companies. This was because the Company had very limited staffing resources and the lack of aggressive marketing was not a direct result of the terms of the contract with Estel. The set-top box agreement with Estel was terminated on July 1, 2001 due to the lack of performance by Estel and the inability of Estel to meet the terms and conditions of the agreement.

During the year 2001, the Company focused its marketing efforts in Greece, as it established a strong relationship with the Hellenic Telecommunications Organization S.A. (OTE). The Company has a sales and marketing agreement with OTE, whereby the Company's products are marketed through the OTE Commercial Network throughout Europe and the Middle East. OTE is a multi-billion dollar company comprised of well known subsidiaries including CosmOte, OTEnet, OTESAT, CosmoOne, OTEGlobe, OTEestate, HELLASCOM and other affiliated companies based in Bulgaria, Yugoslavia, Romania, Armenia, Albania and Jordan. OTE is a public company and trades on the Athens Exchange and the New York Stock Exchange. OTE is a reseller of our products in Greece and other European countries. OTE will work directly with our Greek based branch marketing and sales office. The branch office was opened in August 2001. The office is staffed with approximately twelve sales and marketing personnel. In addition, the Company has developed a relationship marketing arrangement with Orbit Plan S.A., a strategic planning and business development firm having a presence in more than ten countries, for assistance in marketing the Company's products into many regions of Europe, Russia, the Commonwealth of Independent States, China and the Far East. The Company has also entered into a marketing arrangement with the Dialogue Group of Companies which establishes the framework for joint development of a communications infrastructure for law enforcement and local public safety authorities, as well as development of certain related software applications. The agreement calls for bilateral representation of each respective company's products. The Dialogue Group of Companies is a Russian/American joint venture and is among the largest private commercial enterprises in the former Soviet Union, employing more than 3,500 people with clients that include the Ministry of Internal Affairs in Russia, the Moscow Police Department and the Federal Tax Police.

The Company's interactive cable systems are marketed primarily to the extended stay hospitality industry through advertising and direct contact with the customer.

Competition

Many competitors exist in the market segments where Dauphin competes. In the hand held computer market, companies such as Epson, Fujitsu, IBM, and Mitsubishi are market segment leaders. The companies manufacturing set-top boxes are equally as impressive, including Motorola and Scientific Atlanta. However, Dauphin management believes some advantages exist over the competition including flexibility, adaptability and unique solutions driven designs. Most of the Company's competitors are large corporations or conglomerates, which may have greater resources to withstand downturns in the hand-held computer and set-top box markets, invest in new technology and capitalize on growth opportunities. These competitors, like the Company, aggressively seek to improve their yields by way of increased market share and cost reduction.

The Company's interactive cable system competes with cable television companies, pay-per-view outlets such as On Command and others. Primary competitive factors in our markets include selection, convenience, accessibility, customer service and reliability.

We believe we can compete favorably in all of our markets. Most of our competitors are larger than us and have much greater financial resources. No assurance can be given that such increased competition will not have an adverse effect on our business.

Customer Dependence

While the Company continues to market to a variety of companies in many different industries, two customers accounted for approximately 87% of total revenues for 2001. Motorola, Inc. accounted for approximately 45% of total revenue for the year 2001 and approximately 53% of total revenues for the year 2000. This customer has itself suffered a reduction in revenue and as a result has not been issuing new purchase orders for design services. Because of the loss of future orders, in the first quarter of 2002, the Company laid off the majority of its engineering staff. Another customer, Hellenic Telecommunications Organization S.A. (OTE), accounted for approximately 42% of total revenues in 2001, as a result of fourth quarter sales of set-top boxes.

Research and Development

Substantially all of the Company's research and development efforts relate to the development of handheld computers and set-top boxes. To compete in the highly competitive hardware markets, the Company must continue to develop technologically advanced products. The Company's total research and development expenditures were approximately $2,434,000, $1,427,000and $510,000 in 2001, 2000
and 1999, respectively. The Company has retained all rights and intellectual property acquired during the development of their handheld products and peripheral devices, and anticipates protecting all intellectual property developed as a result of work being done on the Company's set-top boxes.

Production

Because the main components of the Company's products are complex, the assembly of the motherboards is outsourced to various subcontractors located in the United States and in Southeast Asia. Additionally, final assembly and the first level of testing is performed by the subcontractors. The Company's proprietary software is loaded by the subcontractor. The Company does final testing and modifications.


Source and Availability of Raw Materials

Component parts are obtained from suppliers around the world. Components used in all designs are state of the art and are Year 2000 compliant. Components such as the latest mobile Intel processors, color video controllers and CACHE memory chips are in high demand and are, thus, available in short supply. However, once production has begun, management does not anticipate delays in the production schedule.

Software Licensing Agreements

The Company is leasing BIOS (basic input/output software) for Orasis(R) from Phoenix Technologies Ltd. ("Phoenix"). Phoenix designs, develops, markets and licenses proprietary software products for original equipment manufacturers and related software for personal computers. A Master License Agreement was signed for the right of distribution of Phoenix software. The Company pays $4 per unit sold for this license.

The Company has entered into a Pen Products Original Equipment Manufacturing Distribution License Agreement and

Sub-license Agreement for Dedicated Systems with Annabooks Software LLC ("Annabooks"), the supplier of products offered by Microsoft Corporation ("Microsoft"). Microsoft is the third-party beneficiary under these agreements. Under the terms of these agreements, the Company is authorized to install DOS, Windows 95, 98, 2000 and NT, and Windows for Pen, among others, on the computers it sells. For this right, the Company must pay Annabooks royalties for each unit sold, although quantity discounts are available. The Company pays approximately $78 per license for each computer it sells.

Patents, Copyrights and Trademarks

In view of rapid technological and design changes inherent to the computer industry, the Company does not believe that, in general, patents and/or copyrights are an effective means of protecting its interests. However, due to the unique configuration of the Orasis(R), the Company did patent its mechanical design and processor upgradability concepts. It also expects to patent its set-top box design following development. The Company also attempts to maintain its proprietary rights by trade secret protection and by the use of non-disclosure agreements. It is possible that the Company's products could be duplicated by competitors and duplication and sale could therefore adversely affect the Company. However, management believes that the time spent by competitors engineering the product would be too long for the rapidly changing computer industry. In 1997 the Company applied for and received a trademark on the name "Orasis."

                             DESCRIPTION OF PROPERTY

         Our executive offices consist of 7,300 square feet of office space located at 800 E. Northwest Hwy, Suite 950, Palatine, Illinois 60067. We pay approximately $10,000 per month to rent the facilities. In December 1998, in conjunction with upgrading the facilities, we signed a five-year lease extension. The lease called for increased rent, but provided for reconstruction of facilities to better suit our needs. We believe the space will be adequate for the foreseeable future. In addition, the Company operates a branch office consisting of 2,800 square feet at II Merarchias 2 Street and Aki Miaouli, 185 35, Piraeus, Greece. The lease is for 2 years and the monthly rent is $2,800.

         RMS facilities are located at 1809 South Route 31, McHenry, Illinois 60050. RMS occupies 53,000 square feet of space, of which 7,000 square feet is for office space and 5,000 square feet is surface mount portion of production. The lease was for a five-year term ending on May 31, 2002 with an optional extension for an additional five years. The rent is approximately $16,000 per month. The Company will not renew the lease.

         ADD facilities are located at 937 N. Plum Grove Road, Schaumburg, Illinois 60173. The approximately 5,500 square feet of office space is owned by the Company.

         Suncoast. facilities are located at 150 Dunbar Avenue, Oldsmar, Florida 34677. Suncoast occupies 3,000 square feet of space of which 1,500 square feet is for office space and 1,500 square feet is warehouse. The current lease expires in July 2002 and is renewable for three years. The rent is approximately $1,800 per month. The Company believes the space will be adequate for the foreseeable future.


                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth the name, age and position, present principal occupation and employment history for the past five years for each of our directors and executive officers, as of October 31, 2001.



                  Name                      Age                                 Present Office
         Andrew J. Kandalepas               50                         Chairman of the Board of Directors
                                                                       Chief Executive Officer

         Christopher L. Geier               40                         Executive Vice President

         Harry L. Lukens, Jr.               51                         Vice President, Chief Financial Officer
                                                                       and Assistant Secretary


         Jeffrey L. Goldberg                50                         Secretary, Director

         Gary E. Soiney                     61                         Director

         Mary Ellen W. Conti, MD            57                         Director


         Mr. Kandalepas joined Dauphin as Chairman of the Board in February 1995. He was named CEO and President of Dauphin in November of 1995. In addition, Mr. Kandalepas is the founder and President of CADserv, engineering services firm. Mr. Kandalepas graduated from DeVry Institute in 1974 with a Bachelor's Degree in Electronics Engineering Technology. He then served as a product engineer at GTE for two years. Mr. Kandalepas left GTE to serve ten years as a supervisor of PCB design for Motorola prior to founding CADserv in 1986.

         Mr. Geier is Executive Vice President reporting directly to Dauphin's CEO. Mr. Geier leads Dauphin's overall organization, including its subsidiaries. Prior to joining Dauphin, Mr. Geier founded and managed several multimillion-dollar private corporations, as well as a $100 million region of a large retail distribution company. Mr. Geier earned an MBA from the University of Chicago Graduate School of Business and a Bachelor of Arts in Criminal Justice/Pre Law from Washington State University.

         Mr. Lukens was appointed Chief Financial Officer in May 2000 and named Assistant Secretary in March 2001. From 1998 until his appointment, he served as a personal asset manager for an individual investor. From 1993 until 1998, Mr. Lukens was Vice President, Treasurer and Chief Financial Officer of Deublin Company, a privately owned international manufacturer. From 1972 until 1993, he was with Grant Thornton LLP, serving as a partner from 1986 until 1993.

         Mr. Goldberg has served as Secretary and a Director since June of 1995. He is also a member of the Audit Committee. Mr. Goldberg is a principal with Jeffrey L. Goldberg and Associates, a financial planning firm and is currently Chief Executive Officer of Stamford International, a Canadian company. He is a former principal at Essex. LLC., a financial planning and asset management firm and at FERS Personal Financial LLC, an accounting and financial planning firm. Mr. Goldberg formerly served as the President of Financial Consulting Group, LTD., a lawyer at the Chicago law firm of Goldberg and Goodman, and prior to that, was a tax senior with Arthur Andersen LLP. He is an attorney and CPA.

         Mr. Soiney has served as a Director since November of 1995. He is also a member of the Audit Committee. Mr. Soiney graduated from the University of Wisconsin in Milwaukee with a degree in Business Administration. He is currently a 75% owner in Pension Design & Services, Inc., a Wisconsin corporation, which performs administrative services for qualified pension plans to business primarily in the Mid-West.

          Dr. Conti was appointed to the Board of Directors and to the Audit Committee in September, 2000. Dr. Conti is a Radiation Oncologist and owns and operates four Radiation Therapy Clinics in the St. Louis, MO. area. She has practiced in the medical field since 1974 and has been a member of the Planning and Budget Committee of Memorial Hospital in Belleville, Illinois. Dr. Conti currently serves as a member of the Board of Directors of Creighton University, FirstStar Bank Health Care Board, Association of Freestanding Radiation Oncology Centers and the Accreditation Association for Ambulatory Health Care.

         All directors and executive officers are elected annually and hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified.

Involvement in Certain Legal Proceedings

          There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

Involvement by Management in Public Companies

          Mr. Goldberg is Chief Executive Officer and Chairman of the Board of Stamford International, Inc., which trades on the Canadian Dealer Network. Mr. Goldberg also served as a Director of Econometrics, Inc. that was traded on the over the counter market until October 2000. None of the other Directors, Executive Officers or Officers has had, or presently has, any involvement with a public company, other than the Company.

Indemnification of Directors and Officers

         We have adopted a by-law provision which stipulates that we shall indemnify any director or executive officer who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, investigative or administrative, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, if he/she acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, our best interest, had no reasonable cause to believe his/her conduct was unlawful; provided, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his/her duty to the company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. These indemnification provisions are not expected to alter the liability of directors and executive officers under federal securities laws.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth in the format required by applicable regulations of the Securities and Exchange Commission the compensation for Executive Officers of the Company who served in such capacities as of December 31, 2001.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------
                          FISCAL                                         LONG-TERM                 ALL OTHER
                          YEAR        ANNUAL COMPENSATION             COMPENSATION (1)           COMPENSATION
                          ENDED                                                                       (2)
    NAME AND TITLE        DEC. 31
                        -----------------------------------------------------------------------
                                       SALARY      BONUS           AWARDS         PAYOUTS

                                                            -----------------------------------
                                                                 SECURITIES      LONG-TERM
                                                                 UNDERLYING      INCENTIVE
                                                                 OPTIONS (#)    PLAN PAYOUTS
                                                                                    ($)
-----------------------------------------------------------------------------------------------------------------
Andrew J. Kandalepas      2001       $195,000      $    -0-             -0-             -0-             $5,000
Chairman, CEO and         2000        195,000        50,000             -0-             -0-              5,000
President                 1999         84,000           -0-             -0-             -0-              5,000

Christopher L. Geier(3)   2001       $185,000           -0-             -0-             -0-                -0-
Executive                 2000        185,000           -0-             -0-             -0-                -0-
Vice-President            1999         65,585           -0-             -0-             -0-                -0-

Harry L. Lukens, Jr.(4)   2001       $175,000           -0-             -0-             -0-                -0-
Chief Financial Officer,  2000        106,000           -0-             -0-             -0-                -0-
Assistant Secretary
-----------------------------------------------------------------------------------------------------------------

         (1) The Company presently has no long-term compensation arrangements and had no such plans during fiscal years 1999 through 2001.

         (2) The amounts disclosed in this column consist of Company discretionary contributions to the Company's 401(k) Plan and insurance premiums paid by the Company. The Company made no discretionary contributions to the 410(k) Plan in fiscal years 1999 through 2001.

         (3) Mr. Geier commenced employment in March 1999 and therefore, the compensation shown for him for 1999 is for the period from March 1999 through December 1999.

         (4) Mr. Lukens commenced employment in May 2000 and therefore, the compensation shown for him for 2000 is for the period from May 2000 through December 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         CADserv, an engineering services company based in Schaumburg, Illinois, controlled by Andrew J. Kandalepas, Chief Executive Officer and a major shareholder, has contributed to the design, packaging and manufacturing of the Orasis(R) and assisted the Company in the design of the set-top box. The Company paid $72,573 in 2001 for such services.

         RMS facilities are leased from Enclave Corporation, a company that is owned by the former President of RMS whose contract with the Company was terminated on May 14, 1999. The Company paid $182,337 of rent and $32,380 in real estate taxes for the property lease in 2001, $179,468 of rent and $30,206 of real estate taxes for the property lease in 2000 and $179,684 of rent and $24,150 of real estate taxes for 1999.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of December 31, 2001, the number and percentage of outstanding shares of the Company's common stock beneficially owned by (i) each Executive Officer and Director, (ii) all Executive Officers and Directors as a group, (iii) all persons known by the Company to own beneficially more than 5% of the Company's common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.


                                                                       Amount and Nature         Percent of
                                                                       of Beneficial             Shares of
Name                                Title                              Ownership                 Common Stock
-------------------------------------------------------------------------------------------------------------
Andrew J. Kandalepas                Chairman, Chief
                                    Executive Officer
                                    & President                          4,526,337 (1)             6.6%

Harry L. Lukens, Jr.                Chief Financial
                                    Officer, Asst. Secretary               480,000 (2)              *

Jeffrey L. Goldberg                 Secretary, Director                     80,000 (3)              *


Christopher L. Geier                Executive Vice-
                                    President                            1,000,000 (4)             1.4%

Gary E. Soiney                      Director                                80,000 (5)              *

Mary Ellen Conti, M.D.              Director                               164,500 (6)              *

Crescent International, Ltd.                                             6,605,977 (7)             9.2%
                                                                       -----------              -------

Executive Officers, Directors and 5%
    Beneficial Owners as a group (7 persons)                            12,912,514 (8)            18.0%
                                                                       ===========              =======

-----------------------
*         Less than 1%

     (1) Includes options to purchase 1,150,000 shares under options immediately exercisable.
     (2) Includes options to purchase 480,000 shares under options immediately exercisable.
     (3) Includes options to purchase 80,000 shares under options immediately exercisable.
     (4) Includes options to purchase 1,000,000 shares under options immediately exercisable.
     (5) Includes options to purchase 80,000 shares under options immediately exercisable.
     (6) Includes options to purchase 40,000 shares under options immediately exercisable.
     (7) Assumes exercise of all shares being registered under the Convertible Note and Incentive Warrant.
     (8) Includes options to purchase 2,840,000 shares under options immediately exercisable.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. As of May 28, 2002 there were 65,050,646 shares of common stock outstanding and beneficially owned by approximately 20,000 beneficial shareholders, and no shares of preferred stock were outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation, which is available upon request.

Common Stock

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of the company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities and have no cumulative voting rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

         The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. We have no present plans to issue preferred stock. However, the issuance of any such preferred stock could affect the rights of the holders of common stock and reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of the company by present owners.

Warrants and Options

         As of May 28, 2002 warrants to purchase 8,265,411 shares of common stock were issued and outstanding in the hands of approximately 60 investors. These warrants are convertible at any time. The strike prices of these warrants range from $0.20 to $5.481. The warrants expire between three and five years from the date of issuance. The warrants include a change of form provision in them so that if a change in the form of the common stock occurs due to stock splits, stock dividends, or mergers, the holders are entitled to receive a pro-rata increase of shares at a discounted price. However, the holders of the warrants do not have any voting rights and are not entitled to receive any cash or property dividends declared by the Board of Directors until they convert the warrants into common shares. At the time such warrants are exercised, the common shareholders' ownership percentage of the Company will be diluted. In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000. In March 2002, the Company re-priced an additional 1,023,000 warrants creating a charge to earnings of approximately $27,218.

          As of May 28, 2002 there are a total of 5,605,562 options issued and outstanding in the hands of more than thirty employees and former employees. These options are exercisable at any time into the Company's $0.001 par value common stock. The per share strike prices of these options range from $0.50 to $3.875. These options expire three years from the date of issuance. At the time such options are exercised, the common shareholders ownership percentage of the Company will be diluted.

Transfer Agent and Registrar

         Our transfer agent and registrar is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 (212) 936-5100.

                              PLAN OF DISTRIBUTION

         We are registering 6,605,977 shares of common stock on behalf of Crescent International Ltd. The shares are shares that may be acquired by it through the exercise of warrants and the conversion of a convertible note.

         The selling shareholder may sell its shares from time to time at prices and at terms prevailing at the time of sale. The selling shareholder may exercise its 700,000 warrants from time to time prior to expiration. As of June 11, 2002, we would have received $914,480 from the exercise of such warrants if all are exercised prior to expiration. We will receive none of the proceeds of any subsequent sale of shares issued under the warrants or conversion of the Convertible Note.

         Crescent is contractually restricted from engaging in short sales of our common stock and has informed us that it does not intend to engage in short sales or other stabilization activities.

         Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling shareholder will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling shareholder that there are no existing arrangements between the selling shareholder and any other person, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling shareholder through this prospectus. The selling shareholder may be deemed an underwriter in connection with resales of its shares.

         The common shares may be sold in one or more of the following manners:

         . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         . purchases by a broker or dealer for its account under this prospectus;

         . ordinary brokerage transactions and transactions in which the broker solicits purchases, or

         .        privately negotiated transactions.

         In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares. Brokers or dealers may receive commissions, discounts or other concessions from the selling shareholder in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholder (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with the selling shareholder to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

         The selling shareholder will pay all commissions and its own expenses, if any, associated with the sale of their common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

                               SELLING SHAREHOLDER

         The following table provides certain information with respect to the common stock beneficially owned by Crescent International Ltd., who is classified as a selling shareholder and is entitled to use this prospectus. The information in the table is as of the date of this prospectus. Although the selling shareholder has not advised us of its intent to sell shares pursuant to this registration and after conversion of the note to shares, it may choose to sell all or a portion of the shares from time to time in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the current market price, or negotiated transactions. The selling shareholder is not nor has been an affiliate of the Company or holds more than 5% of the outstanding shares.

                                                                                Beneficially
                                                       Beneficially Owned       Owned         Registered Shares
                                Shares Beneficially    Shares to be             Shares        Beneficially Owned
                                Owned                  Registered               to be Sold    After Registration
Name                            Number       %         Number          %        Number        Number           %
----                            ------       -         ------          -        ------        ------           -
Crescent International Ltd.     0            0.0%      6,605,977       9.2%     0             6,605,977        9.2%

         On September 28, 2001, we entered into a $10 million securities purchase agreement with Crescent International Ltd., ("Crescent") an institutional investor managed by GreenLight (Switzerland) SA. The initial funding was a $2.5 million Convertible Note and warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Convertible Note is convertible into common stock at the lower of
(i)$1.1561, which represents 110% of the average of the Bid Prices during the ten Trading Days prior to September 28, 2001 and (ii)the average of the lowest three consecutive Bid prices during the 22-day period immediately preceding the conversion date. If converted as of June 11, 2002, such shares would convert into 5,905,977 of common stock assuming a conversion price of $0.4233 per share.

         The Company and Crescent had signed a Stock Purchase Agreement on May 28, 1999. Under that agreement, the Company sold to Crescent 1,398,951 shares of common stock for $598,050 and issued warrants to purchase 750,000 shares of common stock at a price of $.6435 per share. Crescent exercised its warrants during 2000. By July 31, 2001, Crescent had sold all of its shares of the Company in the over-the- counter market or through negotiated transactions.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

         Except as previously discussed, the selling shareholder has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. We may amend or supplement this prospectus from time to time to update the disclosure.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares being registered have been passed upon for the company by Rieck and Crotty, P.C., 55 West Monroe Street, Suite 3390, Chicago, Illinois 60603.

                                     EXPERTS

         The audited consolidated financial statements as of and for the three years ended December 31, 2001, which are included in this prospectus and appear in the registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon which appears elsewhere in the prospectus and in the registration statement, and is included in reliance upon the authority of such firm as experts in accounting and auditing.

                            Dauphin Technology, Inc.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Unaudited Condensed Consolidated Financial Statements
    CONDENSED CONSOLIDATED BALANCE SHEETS - MARCH 31, 2002 AND
         DECEMBER 31, 2001 ...............................................   F-2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
         THREE MONTHS ENDED MARCH 31, 2002 AND 2001 ......................   F-3

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
         FOR THE YEAR ENDED DECEMBER 31, 2001 AND THREE MONTHS
         ENDED MARCH 31, 2002 ............................................   F-4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE
         MONTHS ENDED MARCH 31, 2002 AND 2001 ............................   F-5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .....................   F-6

Audited Consolidated Financial Statements

    Report of Independent Certified Public Accountants ...................   F-1

    CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 2001 AND 2000 ..............   F-3

    CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
         DECEMBER 31, 2001, 2000 AND
         1999 ............................................................   F-4

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS
         ENDED DECEMBER 31, 1999, 2000 AND 2001 ..........................   F-5

    CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
         DECEMBER 31, 2001, 2000 AND
         1999 ............................................................   F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...............................   F-7

                            Dauphin Technology, Inc.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      March 31, 2002 and December 31, 2001
                                   (Unaudited)

                                                                          March 31, 2002      December 31, 2001
                                                                          --------------      -----------------
CURRENT ASSETS:
   Cash                                                                    $     236,383          $     725,364
   Accounts receivable-
    Trade, net of allowance for bad debt of $50,621 at March 31,
       2002 and December 31, 2001                                                 36,650                 67,201
    Employee receivables                                                           3,248                  3,248
   Inventory, net of reserve for obsolescence of $2,981,623 at March
       31, 2002 and December 31, 2001                                            303,151                518,452
   Prepaid expenses                                                               56,759                 37,883
                                                                           -------------          -------------
                  Total current assets                                           636,191              1,352,148

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $565,494 at March 31, 2002 and $475,899 at December 31, 2001

                                                                               2,050,147              1,824,935
ESCROW DEPOSIT
                                                                                  76,220                368,181
ASSETS NOT USED IN BUSINESS                                                       75,017                 75,017
INSTALLATION CONTRACTS, net of accumulated amortization
of $34,286 and $22,857 at March 31, 2002 and December 31,
2001, respectively                                                               285,714                297,143
                                                                           -------------          -------------
                  Total assets                                             $   3,123,289          $   3,917,424
                                                                           =============          =============

CURRENT LIABILITIES:
   Accounts payable                                                        $     588,421          $     477,716
   Accrued expenses                                                               71,121                103,792
   Short-term borrowings                                                         100,000                      -
   Current portion of long-term debt                                              81,055                 82,507
   Customer Deposits                                                               7,741                  7,741
                                                                           -------------          -------------

                  Total current liabilities                                      848,338                671,756

LONG-TERM DEBT                                                                    37,630                 43,580
CONVERTIBLE DEBENTURES                                                         1,383,666              1,153,197
MORTGAGE NOTE PAYABLE                                                            250,000                      -
                                                                           -------------          -------------
                  Total liabilities                                            2,519,634              1,868,533

COMMITMENTS AND CONTINGENCIES                                                          -                      -

SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, 10,000,000 shares authorized
     but unissued                                                                      -                      -
   Common stock, $0.001 par value, 100,000,000 shares authorized;
     65,050,646 and 64,059,813 issued and outstanding at March 31,
     2002 and at December 31, 2001, respectively                                  65,051                 64,061
   Warrants                                                                    3,989,394              4,227,499
   Paid-in capital                                                            58,075,353             57,351,406
   Accumulated deficit                                                      (61,526,143)           (59,594,075)
                                                                           -------------          -------------
                  Total shareholders' equity                                     603,655              2,048,891
                                                                           -------------          -------------
                   Total liabilities and shareholders' equity              $   3,123,289          $   3,917,424
                                                                           =============          =============

                            Dauphin Technology, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three months ended March 31, 2002 and 2001
                                   (Unaudited)

                                                                            Three Months
                                                                           Ended March 31,
                                                                           ---------------

                                                                      2002               2001
                                                                      ----               ----
NET SALES                                                         $     93,094       $      4,566
DESIGN SERVICE REVENUE                                                  59,375            440,588
                                                                  ------------       ------------
               TOTAL REVENUE                                           152,469            445,154

COST OF SALES                                                           55,916              2,222
COST OF SERVICES                                                       448,493            326,363
                                                                  ------------       ------------
         Gross (loss) profit                                          (351,940)           116,569

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                         1,110,915            475,984
RESEARCH AND DEVELOPMENT EXPENSE                                       240,533            462,522
AMORTIZATION OF GOODWILL                                                     -            275,000
                                                                  ------------       ------------
         Loss from operations                                       (1,703,388)        (1,096,937)
INTEREST EXPENSE                                                       233,015              6,885
INTEREST INCOME                                                          4,335             88,660
                                                                  ------------       ------------
         Loss before income taxes                                   (1,932,068)        (1,015,162)
INCOME TAXES                                                                 -                  -
                                                                  ------------       ------------
         NET LOSS                                                 $ (1,932,068)      $ (1,015,162)
                                                                  ============       ============


   BASIC AND DILUTED LOSS PER SHARE                               $      (0.03)      $      (0.02)
                                                                  ============       ============
Weighted average number of shares of common stock outstanding       64,510,424         61,798,069

                            Dauphin Technology, Inc.
                CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS'
              EQUITY Year ended December 31, 2001 and three months
                              ended March 31, 2002
                                   (Unaudited)

                                                       Common Stock            Paid-in
                                                       ------------
                                                    Shares       Amount        Capital         Warrants
                                                    ------       ------        -------         --------
BALANCE, December 31, 2000                        61,652,069    $  61,653   $ 53,479,116    $  3,321,810


Issuance of common stock in connection with:
    Stock purchase agreement                         258,968          259        280,640          19,101
    Beneficial conversion feature and
       warrants                                            -            -        914,279         684,600
    Stock Options exercised                           35,600           36         28,528               -
    Warrants exercised                               285,000          285        242,025        (71,236)
    Acquisition of business                          766,058          766      1,125,339               -
    Personal guarantee                             1,032,118        1,032      1,240,709               -
    Vendor payments                                   30,000           30         40,770         273,224
Net loss                                                   -            -              -               -
                                                 -----------    ---------   ------------     -----------
BALANCE, December 31, 2001                        64,059,813       64,061     57,351,406       4,227,499

Issuance of common stock in connection with:
    Stock Options exercised                           57,500           57         49,557               -
    Warrants exercised                               933,333          933        674,390       (265,323)
    Consulting fees                                        -            -              -          27,218
Net loss                                                   -            -              -               -
                                                 -----------    ---------   ------------    ------------
BALANCE, March 31, 2002                           65,050,646    $  65,051   $ 58,075,353    $  3,989,394
                                                 ===========    =========   ============    ============

                                                   Treasury      Stock       Accumulated
                                                   --------      -----
                                                    Shares       Amount        Deficit          Total
                                                    ------       ------        -------          -----
BALANCE, December 31, 2000                                 -    $       -   $(46,341,715)   $ 10,520,864


Issuance of common stock in connection with:
    Stock purchase agreement                               -            -              -         300,000
    Beneficial conversion feature and
       warrants                                            -            -              -       1,598,879
    Stock Options exercised                                -            -              -          28,564
    Warrants exercised                                     -            -              -         171,074
    Acquisition of business                                -            -              -       1,126,105
    Personal guarantee                                     -            -              -       1,241,741
    Vendor payments                                        -            -              -         314,024
Net loss                                                   -            -    (13,252,360)    (13,252,360)
                                                 -----------    ---------   ------------    ------------
BALANCE, December 31, 2001                                 -            -    (59,594,075)      2,048,891

Issuance of common stock in connection with:
    Stock Options exercised                                -            -              -          49,614
    Warrants exercised                                     -            -              -         410,000
    Consulting fees                                        -            -              -          27,218
Net loss                                                   -            -     (1,932,068)     (1,932,068)
                                                 -----------    ---------   ------------    ------------
BALANCE, March 31, 2002                                    -    $       -   $(61,526,143)   $    603,655
                                                 ===========    =========   ============    ============

                            Dauphin Technology, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three months ended March 31, 2002 and 2001
                                   (Unaudited)
 -------------------------------------------------------------------------------

                                                                             2002              2001
                                                                         ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES -
         Net loss                                                        $(1,932,068)      $(1,015,162)
         Non-cash items included in net loss:
           Depreciation and amortization                                     101,024            98,645
           Amortization of goodwill                                                -           275,000
           Interest expense on convertible note                              230,469                 -
           Warrants issued in lieu of consulting fees                         27,218                 -
         Decrease (increase) in accounts receivable - trade                   30,551           (23,348)
         Decrease in accounts receivable from employees                            -             3,342
         Decrease (increase) in inventory                                    215,301           (23,311)
         Increase in prepaid expenses                                        (18,876)         (100,920)
         Decrease in escrow deposits                                         291,961            46,336
         Increase (decrease) in accounts payable                             110,705           (65,084)
         Decrease in accrued expenses                                        (32,671)           (5,345)
         Increase in customer deposits                                             -               344
                                                                         -----------       -----------

         Net cash used in operating activities                              (976,386)         (809,503)

CASH FLOWS FROM INVESTING ACTIVITIES -
         Purchase of equipment                                              (314,807)          (26,613)
                                                                         -----------       -----------

         Net cash used in investing activities                              (314,807)          (26,613)

CASH FLOWS FROM FINANCING ACTIVITIES -
         Proceeds from issuance of shares                                     49,614           104,300
         Proceeds from issuance of warrants                                  410,000                 -
         Repayment of long-term leases and other obligations                  (7,402)          (21,842)
         Increase in mortgage note payables                                  250,000                 -
         Increase in short-term borrowing                                    100,000                 -
                                                                         -----------       -----------

         Net cash provided by financing activities                           802,212            82,458
                                                                         -----------       -----------

         Net (decrease) increase in cash                                    (488,981)         (753,658)

CASH BEGINNING OF PERIOD                                                     725,364         2,683,480
                                                                         -----------       -----------

CASH END OF PERIOD                                                       $   236,383       $ 1,929,822
                                                                         ===========       ===========

Cash Paid During The Period For -
         Interest                                                        $     2,546       $     6,885

                            Dauphin Technology, Inc.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Dauphin Technology, Inc. ("Dauphin" or the "Company") and its Subsidiaries design and market mobile hand-held, pen-based computers, broadband set-top boxes; provide interactive cable systems to the extended stay hospitality industry; and perform design services, specializing in hardware and software development, out of its three locations in northern Illinois, one in central Florida and its branch office in Piraeus, Greece. The Company, an Illinois corporation, was formed on June 6, 1988 and became a public entity in 1991.

Basis of Presentation

The consolidated financial statements include the accounts of Dauphin and its wholly owned subsidiaries, R.M. Schultz & Associates, Inc. ("RMS"), Advanced Digital Designs, Inc ("ADD") and Suncoast Automation, Inc. ("Suncoast"). All significant intercompany transactions and balances have been eliminated in consolidation.

2.   SUMMARY OF MAJOR ACCOUNTING POLICIES

Earnings (Loss) Per Common Share

Basic earnings per common share are calculated on income available to common stockholders divided by the weighted-average number of shares outstanding during the period, which were 64,510,424 for the three-month period March 31, 2002 and 61,798,069 for the three-month period March 31, 2001. Diluted loss per common share is adjusted for the assumed conversion exercise of stock options and warrants unless such adjustment would have an anti-dilutive effect. Approximately 12.5 million additional shares would be outstanding if all warrants and all stock options were exercised as of March 31, 2002.

Unaudited Financial Statements

The accompanying statements are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of results have been included. The interim financial statements contained herein do not include all of the footnotes and other information required by accounting principles generally accepted in the United States of America for complete financial statements as provided at year-end. For further information, refer to the consolidated financial statements and footnotes thereto included in the registrant's annual report on Form 10-K for the year ended December 31, 2001.

The reader is reminded that the results of operations for the interim period are not necessarily indicative of the results for the complete year.

Use of Estimates

The presentation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                            Dauphin Technology, Inc.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

3.   RISKS AND UNCERTAINTIES

The Company has incurred a net operating loss in each year since its founding and as of March 31, 2002 has an accumulated deficit of $61,526,143. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to design and develop and market commercially acceptable products including its set-top box. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

4.   BUSINESS SEGMENTS

The Company has three reportable segments: Dauphin Technology, Inc. and RMS (Dauphin), Advanced Digital Designs, Inc. (ADD) and Suncoast Automation, Inc. (Suncoast). Dauphin is involved in design, manufacturing and distribution of hand-held pen-based computer systems and accessories and smartbox set-top boxes. ADD performs design services, process methodology consulting and intellectual property development.

                                           March 31, 2002      March 31, 2001
                                         ----------------    ----------------

                        Revenue
                        -------
       Dauphin                               $     15,132        $      4,566
       ADD                                        268,750             638,275
       Suncoast                                    77,962                   -
       Inter-company elimination                 (209,375)           (197,687)
                                             ------------        ------------
                             Total           $    152,469        $    445,154
                                             ============        ============
Operating (Loss)
       Dauphin                               $ (1,117,988)       $ (1,037,747)
       ADD                                       (288,667)            (59,190)
       Suncoast                                  (296,733)                  -
       Inter-company elimination                        -                   -
                                              -----------        ------------
                             Total           $ (1,703,388)       $ (1,096,937)
                                             ============        ============

                                           March 31, 2002   December 31, 2001
                                         ----------------   -----------------
                          Assets
                          ------
       Dauphin                               $ 18,039,736        $ 17,461,145
       ADD                                      2,678,197           2,699,250
       Suncoast                                 1,747,311           1,702,791
                                                                 ------------
       Inter-company elimination              (19,341,955)        (17,945,762)
                                             ------------        ------------
                             Total           $  3,123,289        $  3,917,424
                                             ============        ============

5.   COMMITMENTS AND CONTINGENCIES

The Company is an operating entity and in the normal course of business, from time to time, may be involved in litigation. In management's opinion, any current or pending litigation is not material to the overall financial position of the Company.


                            Dauphin Technology, Inc.

                            Dauphin Technology, Inc.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

6.   CONVERTIBLE DEBT AND WARRANTS
     -----------------------------

In connection with a Securities Purchase Agreement entered into with Crescent International Ltd., an institutional investor, on September 28, 2001, a Convertible Note was funded on October 2, 2001 and is due September 28, 2004. The Company shall not be required to pay interest on the Convertible Note unless the Company fails to deliver shares upon conversion. In such event, the Note will bear an interest rate of 8.0% per annum, payable in quarterly installments. The Company has recorded a beneficial conversion feature on the Convertible Note and Warrants based on the fair value of the common stock of $0.99 per share as of the date of commitment. The Warrants with an exercise price of $1.3064 per share, are valued using the Black-Scholes valuation method, and are recorded at $684,600. The beneficial conversion feature is calculated to be $914,279 and has been recorded as Additional Paid in Capital and a discount to the Convertible Note. The beneficial conversion feature is being amortized over three years, the life of the Note. For the three month period ended March 31, 2002, the Company recognized $230,469 as interest expense on the amortization of the beneficial conversion feature. At conversion, the Company may record an additional beneficial conversion based on the market price of the stock at the conversion date.

7.   MORTGAGE NOTE PAYABLE
     ---------------------

On March 28, 2002, the Company entered into a one-year mortgage note payable with a current shareholder, Clifford F. Klose and Marjorie J. Klose Trust. The interest rate is Prime plus 7.25%. The current interest rate is 12% per annum. Interest is payable on a monthly basis. The Company's building in Schaumburg, Illinois serves as collateral for the mortgage.

8.   EQUITY TRANSACTIONS
     -------------------

2002 Events

During the first quarter of 2002, the Company received proceeds in the amount of $410,000 for the exercise of 933,333 warrants. Additionally, employees exercised 57,500 stock options at prices ranging from $0.50 to $0.89 per share.

In March 2002, the Company re-priced approximately 1,023,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $2.00 to $5.00, and were re-priced with an exercise price of $0.60 per share. The re-pricing created a charge to earnings of approximately $27,218, which was calculated using the Black-Scholes pricing model assuming 0% dividend yield, risk free interest rate of 5%, volatility factor of 443% and an expected remaining life of 10 months.

               Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of Dauphin Technology, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of DAUPHIN TECHNOLOGY, INC. (an Illinois corporation) and Subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dauphin Technology, Inc. and its Subsidiaries as of December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $13,252,360 during the year ended December 31, 2001, and, as of that date, the Company's accumulated deficit is $59,594,075. In addition, the Company has consistently used, rather than provided, cash in its operations. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As disclosed in Note 20, the accompanying consolidated financial statements for the year ended December 31, 2000 have been restated.

                                          GRANT THORNTON LLP



Chicago, Illinois
April 9, 2002

                            Dauphin Technology, Inc.

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2001 and 2000

                                                                                 2001                   2000
                                                                                 ----                   ----
                                                                                                      RESTATED
CURRENT ASSETS:
  Cash                                                                       $    725,364          $  2,683,480
  Accounts receivable-
    Trade, net of allowance for bad debt of $50,621 at December 31,
       2001 and 2000                                                               67,201               321,377
    Employee receivables                                                            3,248                21,590
  Inventory, net of reserves for obsolescence of $2,981,623 and
       $2,491,216 at December 31, 2001 and 2000                                   518,452               505,749
  Prepaid expenses                                                                 37,883                20,794
                                                                             ------------          ------------
          Total current assets                                                  1,352,148             3,552,990

INVESTMENT IN RELATED PARTY                                                             -               290,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
    $475,899 and $1,127,040 at December 31, 2001 and 2000                       1,824,935             1,477,787
ESCROW DEPOSIT                                                                    368,181               752,500
ASSETS NOT USED IN BUSINESS                                                        75,017                     -
INSTALLATION CONTRACTS, net of accumulated amortization of
    $22,857 at December 31, 2001                                                  297,143                     -
GOODWILL, net of accumulated amortization of $412,500 at
    December 31, 2000                                                                   -             5,087,500
                                                                             ------------          ------------
        Total assets                                                         $  3,917,424          $ 11,160,777
                                                                             ============          ============

CURRENT LIABILITIES
  Accounts payable                                                           $    477,716          $    290,474
  Accrued expenses                                                                103,792                80,433
  Current portion of long-term debt                                                82,507               113,629
  Customer deposits                                                                 7,741                53,244
                                                                             ------------          ------------

        Total current liabilities                                                 671,756               537,780

LONG-TERM DEBT                                                                     43,580               102,133
CONVERTIBLE DEBENTURES                                                          1,153,197                     -
                                                                             ------------          ------------
          Total liabilities                                                     1,868,533               639,913
COMMITMENTS AND CONTINGENCIES                                                           -                     -
SHAREHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 10,000,000 shares authorized
    but unissued                                                                        -                     -
  Common stock, $0.001 par value, 100,000,000 shares authorized;
    64,059,813 shares issued and outstanding at December 31, 2001
    and 61,652,069 shares issued and outstanding at December 31, 2000              64,061                61,653
  Warrants to purchase 9,198,744 and 8,822,572 shares at December
    31, 2001 and 2000                                                           4,227,499             3,321,810
  Paid-in capital                                                              57,351,406            53,479,116
  Accumulated deficit                                                         (59,594,075)          (46,341,715)
                                                                             ------------          ------------
          Total shareholders' equity                                            2,048,891            10,520,864
                                                                             ------------          ------------
        Total liabilities and shareholders' equity                           $  3,917,424          $ 11,160,777
                                                                             ============          ============

      The accompanying notes are an integral part of these balance sheets.

                            Dauphin Technology, Inc.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              For the years ended December 31, 2001, 2000 and 1999

                                                             2001                2000                1999
                                                             ----                ----                ----
                                                                               RESTATED
NET SALES                                              $   1,274,045        $     63,913        $  2,279,058
DESIGN SERVICE REVENUE                                     1,346,162             795,924                   -
                                                      --------------      --------------     ---------------
        TOTAL REVENUE                                      2,620,207             859,837           2,279,058

COST OF SALES                                              1,608,380           2,375,948           4,833,601
COST OF SERVICES                                           1,136,619             499,679                   -
                                                      --------------      --------------     ---------------
        Gross loss                                          (124,792)         (2,015,790)         (2,554,543)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
                                                           4,742,028           3,630,199           3,405,620

RESEARCH AND DEVELOPMENT EXPENSE                           2,434,006           1,472,093             510,287

AMORTIZATION OF GOODWILL                                   1,100,000             412,500                   -

ASSET IMPAIRMENT AND OTHER LOSSES                          4,277,500                   -             767,475

WRITE OFF ASSETS NO LONGER USED IN
     BUSINESS                                                525,691                   -                   -
                                                      --------------      --------------     ---------------
        Loss from operations                             (13,204,017)         (7,530,582)         (7,237,925)

INTEREST EXPENSE                                             274,407              67,753           2,099,179

INTEREST INCOME                                              226,064              83,356              30,800
                                                      --------------      --------------     ---------------
        Loss before income taxes                         (13,252,360)         (7,514,979)         (9,306,304)

INCOME TAXES                                                       -                   -                   -
                                                      --------------      --------------     ---------------
        Net loss                                       $ (13,252,360)       $ (7,514,979)       $ (9,306,304)
                                                      ==============      ==============     ===============

LOSS PER SHARE:
   Basic                                             $         (0.21)       $      (0.13)       $      (0.20)
                                                    ================      ==============     ===============
   Diluted                                           $         (0.21)       $      (0.13)       $      (0.20)
                                                    ================      ==============     ===============
Weighted average number of shares of common
    stock outstanding
        Basic                                             63,147,476          58,711,286          46,200,408

        Diluted                                           63,147,476          58,711,286          46,200,408

        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 2001, 2000 and 1999

                                                         Common Stock               Paid-in
                                                    Shares          Amount          Capital          Warrants
                                                    ------          ------          -------          --------
BALANCE, January 1, 1999                           40,000,000     $  40,000      $ 32,343,785      $     55,181

Issuance of common stock in connection with:
    Conversions of debt                             4,985,358         4,985         3,842,235           287,700
    Private placement                               6,003,529         6,004         1,481,167           895,208
    Settlement of Trade Payables                      656,322           656           395,243                 -
Stock bonuses paid                                     26,373            26            26,890                 -
Net loss                                                    -             -                 -                 -
                                                   ----------     ---------      ------------      ------------
BALANCE, December 31, 1999                         51,671,582     $  51,671      $ 38,089,320      $  1,238,089
Issuance of common stock in connection with:
    Private placement, restated                     4,654,613         4,656         6,877,639           419,556
    Stock purchase agreement                        2,136,616         2,137         5,854,991         1,142,872
    Warrant exercised                               1,999,602         1,999         1,234,715          (620,641)
    Consulting fees                                   500,000           500           312,000         1,103,669
    Employee stock compensation                             -             -            70,622                 -
    Settlement of trade payables                      480,000           480           299,520                 -
    Stock options exercised                             2,000             2               998                 -
    Vendor payments                                   207,656           208           739,311            38,265

Net loss, restated                                          -             -                 -                 -
                                                   ----------     ---------      ------------      ------------
BALANCE, December 31, 2000, restated               61,652,069     $  61,653      $ 53,479,116      $  3,321,810
Issuance of common stock in connection with:
    Stock purchase agreement                          258,968           259           280,640            19,101
    Beneficial conversion feature and
       warrants                                             -             -           914,279           684,600
    Stock Options exercised                            35,600            36            28,528                 -
    Warrants exercised                                285,000           285           242,025           (71,236)
    Acquisition of business                           766,058           766         1,125,339                 -
    Personal guarantee                              1,032,118         1,032         1,240,709                 -
    Vendor payments                                    30,000            30            40,770           273,224
Net loss                                                    -             -                 -                 -
                                                   ----------     ---------      ------------      ------------
BALANCE, December 31, 2001                         64,059,813     $  64,061      $ 57,351,406      $  4,227,499
                                                   ==========     =========      ============      ============

                                                        Treasury Stock            Accumulated
                                                    Shares          Amount          Deficit            Total
                                                    ------          ------          -------            -----
BALANCE, January 1, 1999                             (138,182)    $ (33,306)     $(29,520,432)     $  2,885,228
Issuance of common stock in connection with:
    Conversions of debt                               101,673        24,402                 -         4,159,322
    Private placement                                  14,963         3,591                 -         2,385,970
    Settlement of Trade Payables                        1,546           371                 -           396,270
Stock bonuses paid                                     20,000         4,942                 -            31,858
Net loss                                                    -             -        (9,306,304)       (9,306,304)
                                                   ----------     ---------      ------------      ------------
BALANCE, December 31, 1999                                  -     $       -      $(38,826,736)     $    552,344
Issuance of common stock in connection with:
    Private placement, restated                             -             -                 -         7,301,851
    Stock purchase agreement                                -             -                 -         7,000,000
    Warrant exercised                                       -             -                 -           616,073
    Consulting fees                                         -             -                 -         1,416,169
    Employee stock compensation                             -             -                 -            70,622
    Settlement of trade payables                            -             -                 -           300,000
    Stock options exercised                                 -             -                 -             1,000
    Vendor payments                                         -             -                 -
                                                                                                        777,784

Net loss, restated                                          -             -        (7,514,979)       (7,514,979)
                                                   ----------     ---------      ------------      ------------
BALANCE, December 31, 2000, restated                        -     $       -      $(46,341,715)     $ 10,520,864
Issuance of common stock in connection with:
    Stock purchase agreement                                -             -                 -           300,000
    Beneficial conversion feature and
       warrants                                             -             -                 -         1,598,879
    Stock Options exercised                                 -             -                 -            28,564
    Warrants exercised                                      -             -                 -           171,074
    Acquisition of business                                 -             -                 -         1,126,105
    Personal guarantee                                      -             -                 -         1,241,741
    Vendor payments                                         -             -                 -           314,024
Net loss                                                    -             -       (13,252,360)      (13,252,360)
                                                   ----------     ---------      ------------      ------------
BALANCE, December 31, 2001                                  -     $       -      $(59,594,075)     $  2,048,891
                                                   ==========     =========      ============      ============

        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2001, 2000 and 1999

                                                                      2001             2000              1999
                                                                      ----             ----              ----
                                                                                     RESTATED
                                                                                     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                      $(13,252,360)     $ (7,514,979)    $(9,306,304)
    Non-cash items included in net loss
       Depreciation and amortization                                 1,630,454           827,348       1,101,616
       Inventory reserve                                               490,407           545,920       1,793,296
       Bad debt reserve                                                      -          (377,978)        417,361
       Asset impairment losses                                       4,277,500                 -               -
       Write off assets not used in business                           525,691                 -               -
       Interest expense on convertible debt                            252,076                 -       2,062,451
       Common stock issued for personal guarantee                    1,241,741                 -               -
       Warrants issued in lieu of consulting fees                      266,998           680,005               -
       Common stock issued to vendors                                   40,800         1,052,019               -
       Employee stock compensation                                           -            70,622               -
       Settlement of trade payables                                          -          (436,478)              -
       Stock bonus                                                           -                 -          31,858
    Changes in-
       Accounts receivable
           - trade                                                     268,845           181,445         147,508
           - employee                                                   18,342           (21,472)         45,869
       Inventory                                                      (390,056)          470,217        (361,495)
       Prepaid expenses                                                  7,237            17,985           7,817
       Escrow deposits                                                 384,319          (752,500)              -
       Accounts payable                                                 47,128        (1,176,470)       (208,909)
       Accrued expenses                                                 23,359            53,714        (188,586)
       Customer deposits                                               (45,503)           53,244               -
                                                                  ------------      ------------     -----------

           Net cash used in operating activities                    (4,213,022)       (6,327,358)     (4,457,518)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                (661,283)           (2,195)        (25,680)
    Acquisition of business                                                  -        (6,025,000)              -
    Investment                                                               -                 -          10,000
                                                                  ------------      ------------     -----------
           Net cash used in investing activities                      (661,283)       (6,027,195)        (15,680)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of shares                                   300,000        14,201,671       2,385,970
    Proceeds from exercise of warrants and options                     205,864         1,179,182               -
    Issuance of convertible debentures and warrants net
       of financing                                                  2,500,000                 -       1,776,614
    (Decrease) increase in short-term borrowing                              -          (286,000)        286,000
    Repayment of long-term leases and other                            (89,675)          (87,907)              -
                                                                  ------------      ------------     -----------
       obligations

           Net cash provided by financing activities                 2,916,189        15,006,946       4,448,584
                                                                  ------------      ------------     -----------
                  Net increase (decrease) in cash                   (1,958,116)        2,652,393         (24,614)

CASH, beginning of year                                              2,683,480            31,087          55,701
                                                                  ------------      ------------     -----------
CASH, end of year                                                 $    725,364      $  2,683,480     $    31,087
                                                                  ============      ============     ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest Paid                                                 $     22,331      $     36,728     $    36,728

NONCASH TRANSACTIONS:
   Common stock issued in connection with
   Settlement of customer deposits and payables                   $          -      $    300,000     $   396,270
   Conversion of debentures                                                  -                 -       4,159,322

         The accompanying notes are an integral part of these statements

                            Dauphin Technology, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Description of Business

Dauphin Technology, Inc. ("Dauphin" or the "Company") and its Subsidiaries design and market mobile hand-held, pen-based computers, broadband set-top boxes; provide private, interactive cable systems to the extended stay hospitality industry; and perform design services, specializing in hardware and software development, out of three locations in northern Illinois, one in central Florida and its branch office in Piraeus, Greece. Through one of its subsidiaries, the Company marketed its contract manufacturing services through July 1999. The Company, an Illinois corporation, was formed on June 6, 1988 and became a public entity in 1991.

Basis of Presentation

The consolidated financial statements include the accounts of Dauphin and its wholly owned subsidiaries, R.M. Schultz & Associates, Inc. ("RMS"), Advanced Digital Designs, Inc. ("ADD") and Suncoast Automation, Inc. ("Suncoast"). All significant inter-company transactions and balances have been eliminated in consolidation.

2.   REALIZATION OF ASSETS:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. However, the company has sustained substantial losses from operations in recent years, and such losses have continued through the unaudited quarter ended March 31, 2002. Revenues from the Company's design services have declined. In addition, the company has used, rather than provided, cash in its operations.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence: The Company has concentrated its efforts on marketing its set-top boxes, halted all further development of the next generation Orasis and are exploring alternative mobile hand-held computer products through original equipment manufacturers. In January 2002 the management of the Company began terminating employees who were not a critical part of the marketing efforts. The facilities in McHenry, which housed the RMS operations, has been closed, the majority of the personnel have been terminated and the remaining inventory and equipment will be auctioned in the second quarter of 2002.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

3.   RISK AND UNCERTAINTIES:

Absence of Operating Profit

The Company has incurred a net operating loss in each year since it's founding and as of December 31, 2001 has an accumulated deficit of $59,594,075. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to market commercially acceptable products including its set-top box. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

Early Stage of Development of the Company's Products

From June of 1997 through June of 1999, the Company was principally engaged in research and development activities involving the hand-held computer. Since then, the Company has been working on new technologies, in particular the design and development of the set-top boxes. In 2001, the Company also began developing a new version of its hand-held computer. The Company's products have been sold in limited quantities and there can be no assurance that a significant market will develop for such products in the future. Therefore, the Company's inability to develop and market its products on a timely basis may have a material adverse effect on the Company's financial results.

4.   SUMMARY OF MAJOR ACCOUNTING POLICIES:

Cash and Cash Equivalents

Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased. The carrying amount approximates the fair value due to short maturity of these investments.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and primarily consist of purchased parts and assemblies.

Property and Equipment

Property and equipment are stated at cost. Depreciation is being computed using the straight-line methods over the estimated useful lives (principally three to seven years for machinery and equipment and twenty-five years for building) and leasehold improvements over the lesser of the lease term or their useful life.

Goodwill and long-lived assets

Goodwill arising from business acquisitions is amortized on a straight-line basis ranging from five years to ten years. Goodwill associated with the acquisition of ADD was being amortized on a straight-line basis over 5 years. Goodwill associated with the acquisition of RMS was being amortized on a straight-line basis over 10 years. Installation contracts acquired in the acquisition of Suncoast are being amortized on a straight-line basis over the term of the contract, typically seven years. Long-lived assets, including goodwill and other intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value. Fair value is

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

4.   SUMMARY OF MAJOR ACCOUNTING POLICIES - Continued

Goodwill and long-lived assets-Continued

determined using a discounted cash flow analysis. The Company recorded $1,100,000 and $412,500 of amortization expense during 2001 and 2000, respectively. At the end of the year, the Company recorded an impairment loss of $3,987,500 on goodwill and an impairment loss of $290,000 on its investment in non-marketable securities (See Notes 6 and 13).

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities (excluding non-deductible goodwill) and using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

Revenue Recognition

The Company recognizes revenue upon shipment of mobile computers, computer accessories, set-top boxes and assembled products. Revenue from design services, consulting and intellectual property development is recognized in the month the services are performed.

(Loss) Per Common Share

Basic loss per common share is calculated by dividing net loss for the year by the weighted-average number of shares outstanding during the period, which were 63,147,476, 58,711,286 and 46,200,408 for the years ended December 31, 2001,
2000 and 1999, respectively. Diluted loss per common share is adjusted for the assumed exercise of stock options and warrants unless such adjustment would have an anti-dilutive effect

Concentration of Credit Risk

Financial instruments which potentially subject Dauphin to concentrations of credit risk consist principally of accounts receivable. Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising Dauphin's customer base. However, one individual customer accounted for approximately 50% and 53% of total accounts receivable at December 31, 2001 and 2000, respectively and the same customer accounted for approximately 45% and 53% of total revenues for the year ended December 31, 2001 and 2000, respectively. Another customer accounted for approximately 42% of total revenues for the year ended December 31, 2001.

Use of Estimates

The presentation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

     On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No.141 ("SFAS No. 141"), "Business Combinations", and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Intangible Assets". SFAS No. 141 is

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

4.   SUMMARY OF MAJOR ACCOUNTING POLICIES - Continued

New Accounting Pronouncements -Continued

effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of such Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows:

          1. All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

         2. Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented, or exchanged, either individually or as part of a related contract, asset, or liability.

         3. Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

         4. Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

         5. All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

The Company has written-off the remaining goodwill as of the end of the year in accordance with SFAS 121, therefore the provisions of SFAS 141 and SFAS 142 will not effect the Company.

During 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to address significant implementation issues related to SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model to account for long-lived assets to be disposed of. SFAS 144 carries over the recognition and measurement provisions of SFAS 121. Accordingly, an entity should recognize an impairment loss if the carrying amount of a long-lived asset or asset group
(a) is not recoverable and (b) exceeds its fair value. Similar to SFAS 121, SFAS 144 requires an entity to test an asset or asset group for impairment whenever events or circumstances indicate that its carrying amount may not be recoverable. SFAS 144 provide guidance on estimating future cash flows to test recoverability. SFAS 144 includes criteria that have to be met for an entity to classify a long-lived asset or asset group as held for sale. However, if the criteria to classify an asset as held for sale are met after the balance sheet date but before the issuance of the financial statements, the asset group would continue to be classified as held and used in those financial statements when issued, which is a change from current practice. The measurement of a long-lived asset or asset group classified as held for sale is at the lower of its carrying amount of fair value less cost to sell. Expected future losses associated with the operations of a long-lived asset or asset group classified as held for sale are excluded from that measurement.

SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. However, the provisions of SFAS 144 related to assets to be disposed of are effective for disposal activities initiated by an entity's commitment to a plan after the effective date or after the Statement are initially applied.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

5.   INVENTORY

Inventory is comprised of material, labor and overhead and consists of the following at December 31:

                                                         2001            2000
                                                         ----            ----
          Finished goods                             $  359,890       $  88,211
          Work in process                               156,040         156,040
          Raw materials                               2,984,145       2,752,714
                                                     ----------      ----------
                                                      3,500,075       2,996,965
          Less - Reserve for Obsolescence             2,981,623       2,491,216
                                                     ----------      ----------
          Less - Reserve for obsolescence             2,981,623       2,491,216
                                                     ----------      ----------
                                                     $  518,452      $  505,749
                                                     ==========      ==========

During the fourth quarter of 2001, the Company determined that its current inventory could not be used in the production of a new version of the Orasis(R), when it is completed, and therefore adjusted its remaining raw materials and work in process inventory to an estimated liquidation value. The Company plans on liquidating this inventory in the second quarter of 2002. The amount of the write down was $490,000. During the fourth quarter of 2000, the Company wrote down approximately $1,440,000 of inventory, consisting primarily of raw materials, and disposed of certain excess and obsolete inventory which will not be used in the production of the Orasis(R) or the set top box. In addition, the Company also set up a reserve for obsolescence of approximately $510,000 to adjust for the net realizable value of the remaining inventory associated with the Orasis(R). Upon liquidation and disposal of the inventory, the reserve for obsolescence will be adjusted.

6.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                      2001              2000
                                                                      ----              ----
     Furniture and fixtures                                      $   249,007       $    89,084
     Office equipment                                                480,765           374,732
     Manufacturing and warehouse equipment                         1,039,282           624,690
     Leasehold improvements                                          131,780           407,186
     Plastic molds for the Orasis(R)                                       -           696,862
     Building                                                        400,000           400,000
     Automobile                                                            -            12,273
                                                                  ----------       -----------
                                                                   2,300,834         2,604,827
     Less - Accumulated depreciation and amortization                475,899         1,127,040
                                                                  ----------       -----------
                                                                 $ 1,824,935       $ 1,477,787
                                                                 ===========       ===========

During the fourth quarter of 2001, the Company decided to terminate its operations at the facilities in McHenry, Illinois and liquidate the remaining assets. The property and equipment at this facility were written down to an estimated liquidation value. The result was a write down of obsolete assets of $221,000. In addition, in the fourth quarter the Company concluded that the plastic molds for the Orasis(R) were deemed unusable in the development and production of a new version of the Orasis(R) and were written off, resulting in a charge of approximately $305,000. The remaining liquidation value of the assets has been reclassified to Assets not used in the Business.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

7.   INVESTMENT

During the third quarter of 1998, the Company invested in non-marketable securities of a company that was managed by a former director of Dauphin. The investment was carried on the books at cost. The Company recorded dividend income of approximately $26,000 in 2000. Dividends were discontinued in 2001. The Company has determined that due to the discontinuance of dividends and the poor financial condition of the company, the carrying value has been impaired. Therefore the Company wrote off the investment in 2001 in the amount of $290,000 and the expense is included in the asset impairment loss in the statement of operations.

8.   LONG-TERM DEBT

As of December 31, 2001, the fair value of long-term debt approximates its book value. At December 31, long-term liabilities consist of:

                                                                           2001       2000
                                                                          ------     ------
McHenry County Department of Planning and Development loan for expansion of RMS, payable in equal monthly installments over 84 months with 6% interest. This loan is unsecured and is due on
   October 1, 2004                                                       $ 69,073   $ 89,508
PACJETS Financial Ltd. equipment ease, payable in equal monthly installments over 60 months. The lease is collateralized by the equipment and has a one-dollar buy-out option. The lease carries
   12% interest and is due on October 15, 2003                             52,891     92,575
PACJETS Financial Ltd. furniture lease payable in equal monthly installments over 36 months. The lease carries a 23% annual interest rate and was due on November 15, 2000. The lease was
   collateralized by the furniture and has a one-dollar buy-out                 -     23,269
   option
Other- Capital leases for certain vehicles, machinery and equipment and certain priority tax claims due and payable in equal monthly installments over 36 to 72 months. All debts, collateralized by the equipment, are due October 2002 and carry interest rates
   ranging from 9% to 18%                                                   4,123     10,410
                                                                         --------   --------

     Total long-term liabilities                                          126,087    215,762
     Less short-term                                                       82,507    113,629
                                                                         --------   --------
                         Total long-term                                 $ 43,580   $102,133
                                                                         ========   ========

Future minimum debt payments are as follows:

                        Year                                       Amount Due
                        ----                                       ----------
                        2002                                       $  82,507
                        2003                                          24,343
                        2004                                          19,237
                                                                   ---------

                Total long-term debt                               $ 126,087
                                                                   =========

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

9.   CONVERTIBLE DEBT AND WARRANTS

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million on October 2, 2001. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Securities Purchase Agreement further permits the Company to sell to Crescent up to $7.5 million in common stock of the Company over a 24-month period. Additionally, the Company agreed not to exercise any drawdowns against its existing common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more then currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement, (6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, then the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date the incentive warrant is issued.

The Convertible Note was funded on October 2, 2001 and is due September 28, 2004. The Company shall not be required to pay interest on the Convertible Note unless the Company fails to deliver shares upon conversion. In such event, the Note will bear an interest rate of 8.0% per annum, payable in quarterly installments. The Company has recorded a beneficial conversion feature on the Convertible Note and Warrants based on the fair value of the common stock of $0.99 per share as of the date of commitment. The Warrants with an exercise price of $1.3064 per share, are valued using the Black-Scholes valuation method, and are recorded at $684,600. The beneficial conversion feature is calculated to be $914,279 and has been recorded as Additional Paid in Capital and a discount to the Convertible Note. The beneficial conversion feature is being amortized over three years, the life of the Note. For the year ended December 31, 2001, the Company recognized $252,076 as interest expense on the amortization of the beneficial conversion feature. At conversion, the Company may record an additional beneficial conversion based on the market price of the stock at the conversion date.

On March 30, 1999, the Company signed an agreement with Augustine Funds, LP ("Augustine"), an accredited investor operated by Augustine Capital Management. Augustine agreed to commit up to $6 million according to the following conditions:

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

9.   CONVERTIBLE DEBT AND WARRANTS - Continued

A) The first closing for $1 million will occur upon execution of agreed upon documentation as well as a deposit of 2 million common shares (which shall be pledged by current shareholders) in escrow. This tranche will take the form of an 8% promissory note convertible into stock beginning sixty days after closing.
B) If the Company's stock value is below the 5/8 bid for two consecutive days the Company must replenish the escrow account with additional shares until the escrow value is greater than $1.5 million. Augustine received a warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share for the commitment.

In April 1999, the Company received the funds and subsequently deposited an additional 400,000 shares into an escrow account to compensate for the decline in share price. In May 1999, the note was converted into common stock and the escrow account was disbursed to Augustine. The agreement with Augustine was then cancelled.

10.  STOCK-BASED COMPENSATION

In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" the Company has elected to continue to account for stock compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". During 2001 and 2000, the Company issued non-qualified stock options to purchase 1,496,164 and 3,921,832 shares of common stock, respectively, to certain key employees at exercise prices ranging from $0.50 to $3.875 per share (approximating the market price at date of grant). The options vest immediately and expire in three years if the individual is still employed with the Company. Had the Company accounted for its stock options in accordance with Statement 123, at December 31, 2001 and 2000 pro forma earnings per share would have been:

                                                    December 31, 2001  December 31, 2000
Net loss as reported (000's)                             $  (13,252)        $  (7,515)
Pro forma net loss for Statement 123 (000's)                (15,232)          (11,320)
Basic loss per common share as reported                       (0.21)            (0.13)
Pro forma basic loss per common share                         (0.24)            (0.19)
Diluted loss per common share as reported                     (0.21)            (0.13)
Pro forma diluted loss per common share                       (0.24)            (0.19)

For purposes of determining the pro forma effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option-pricing model:

                                                    December 31, 2001  December 31, 2000
Dividend yield                                             0.0%               0.0%
Risk-free interest rate                                    5.0%               6.0%
Volatility factor                                          433%               224%
Expected life in years                                     2.75               2.60

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

10.    STOCK-BASED COMPENSATION - Continued

Information regarding these options for 2001 and 2000 is as follows:

                                                                       2001                          2000
                                                                       ----                          ----
                                                                     Weighted                       Weighted
                                                                     Average                        Average
                                                        Shares       Exercise        Shares      Exercise Price
                                                        ------       --------        ------      --------------
                                                                      Price
                                                                      -----
Options outstanding beginning of year                  3,913,332      $ 1.1658        50,000       $  0.6563
Options exercised                                        (35,600)       0.8023        (2,000)         0.5000
Options granted                                        1,496,164        1.9679     3,921,832          1.1644
Options forfeited                                              -             -       (56,500)         0.6604
                                                      ----------      --------     ---------          ------
Options outstanding at year end                        5,373,896      $ 1.3913     3,913,332        $ 1.1658
Weighted average fair value of options granted
     during the year                                  $   1.9679                  $   1.0316
Options exercisable at year end                        5,373,896                   3,913,332
Option price range at year end                        $     0.50 to $4.3125       $     0.50 to $4.3125

The following table summarizes information about the options outstanding at December 31, 2001 and 2000:

                              Options Outstanding                                   Options Exercisable
---------------------------------------------------------------------------  --------------------------------
   Range of              Number of    Weighted Avg.        Weighted Avg.         Number of     Weighted Avg.
 Exercise Prices          Shares     Contractual Life      Exercise Price         Shares       Exercise Price
 --------------           ------     ----------------      --------------        ---------     --------------
      $0.5000           1,084,500         1.02               $0.5000              1,084,500       $0.5000
      $0.7600               3,750         2.92               $0.7600                  3,750       $0.7600
      $0.7812           1,810,000         1.97               $0.7812              1,810,000       $0.7812
      $0.8700              16,000         2.88               $0.8700                 16,000       $0.8700
      $0.8900             139,066         2.88               $0.8900                139,066       $0.8900
      $0.9531              25,000         1.98               $0.9531                 25,000       $0.9531
      $0.9800              50,000         2.75               $0.9800                 50,000       $0.9800
      $1.0000             416,000         1.09               $1.0000                416,000       $ 1.000
      $1.0500              25,000         2.98               $1.0500                 25,000       $ 1.050
      $1.0800             240,000         2.68               $1.0800                240,000       $ 1.080
      $1.1562              25,000         2.79               $1.1562                 25,000       $1.1562
      $1.1600              50,000         2.84               $1.1600                 50,000       $1.1600
      $1.1900               3,750         2.67               $1.1900                  3,750       $1.1900
      $1.3100              20,000         2.32               $1.3100                 20,000       $1.3100
      $1.3700              10,000         2.75               $1.3700                 10,000       $1.3700
      $1.4100             166,666         2.63               $1.4100                166,666       $1.4100
      $1.4600             200,000         2.50               $1.4600                200,000       $1.4600
      $1.5156              25,000         2.23               $1.5156                 25,000       $1.5156
      $2.7500             142,500         2.29               $2.7500                142,500       $2.7500
      $3.5938             230,000         1.73               $3.5938                230,000       $3.5938
      $3.8750             666,664         2.00               $3.8750                666,664       $3.8750
      $4.3125              25,000         1.73               $4.3125                 25,000       $4.3125
                        ---------         ----               -------              ---------       -------
   Total for 2001       5,373,896         1.84               $1.3913              5,373,896       $1.3913

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

10.  STOCK-BASED COMPENSATION - Continued

                         Options Outstanding                                Options Exercisable
-------------------------------------------------------------------    -----------------------------
    Range of        Number of      Weighted Avg.      Weighted Avg.    Number of      Weighted Avg.
 Exercise Prices      Shares     Contractual Life    Exercise Price     Shares        Exercise Price
 ---------------    ---------    ----------------    --------------    ---------      --------------
    $ 0.5000        1,092,500          2.02             $ 0.5000       1,092,500         $ 0.5000
    $ 0.7812        1,810,000          2.97             $ 0.7812       1,810,000         $ 0.7812
    $ 0.9531           25,000          2.99             $ 0.9531          25,000         $ 0.9531
    $ 1.0000          400,000          2.02             $ 1.0000         400,000         $ 1.0000
    $ 2.7500           47,500          2.80             $ 2.7500          47,500         $ 2.7500
    $ 3.5938          180,000          2.61             $ 3.5938         180,000         $ 3.5938
    $ 3.8750          333,332          2.76             $ 3.8750         333,332         $ 3.8750
    $ 4.3125           25,000          2.74             $ 4.3125          25,000         $ 4.3125
                    ---------          ----             --------       ---------         --------
 Total for 2000     3,913,332          2.60             $ 1.1658       3,913,332         $ 1.1658


11.   WARRANTS

During 2001 and 2000, the Company issued warrants to purchase 983,672 and 6,309,972 shares of common stock, respectively, to certain investors at exercise prices ranging from $0.20 to $5.481 per share (approximating the market price at date of grant). The warrants expire in three to five years. The warrants issued to consultants are measured at fair value and recorded as expense, while the warrants issued in capital raising are measured in fair value and recorded as an allocation of the capital received. The warrants are recorded at the fair value estimated on the date of grant based on the Black- the Black-Scholes single-option-pricing model:

                                          December 31, 2001    December 31, 2000
Dividend yield                                   0.0%                0.0%
Risk-free interest rate                          5.0%                6.0%
Volatility factor                                433%                224%
Expected life in years                           2.75                2.60

Information regarding these warrants for 2001 and 2000 is as follows:

                                                                              2001                            2000
                                                                              ----                            ----
                                                                            Weighted                        Weighted
                                                                            Average                         Average
                                                          Shares         Exercise Price     Shares       Exercise Price
                                                          ------         --------------     ------       --------------
Warrants outstanding beginning of year                  8,522,572            $   2.0809    4,221,958          $  0.7258
Warrants exercised                                       (285,000)               0.6221   (2,009,358)            0.6366
Warrants granted                                          983,672                1.3316    6,309,972             2.5264
Warrants expired                                          (22,500)               1.3896            -                  -
                                                       ----------            ----------  -----------          ---------
Warrants outstanding at year end                        9,198,744            $   2.0477    8,522,572          $  2.0809
Weighted average fair value of options granted
   during the year                                     $   1.3316                        $    2.5264
Warrants exercisable at year end                        9,198,744                          8,522,572
Warrant price range at year end                        $0.20 to $5.481                   $0.20 to $5.481

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

11.    WARRANTS - Continued

The following table summarizes information about the warrants outstanding at December 31, 2001 and 2000:

                          Warrants Outstanding                                     Warrants Exercisable
--------------------------------------------------------------------------    -------------------------------
     Range of         Number of        Weighted Avg.      Weighted Avg.         Number of     Weighted Avg.
 Exercise Prices       Shares        Contractual Life    Exercise Price           Shares      Exercise Price
 ---------------      --------       ----------------    --------------         ---------     --------------
     $0.2000             60,000            0.97              $0.2000                 60,000      $0.2000
     $0.2300            125,000            0.66              $0.2300                125,000      $0.2300
     $0.2500            924,000            1.01              $0.2500                924,000      $0.2500
     $0.3500            125,000            2.66              $0.3500                125,000      $0.3500
     $0.4600            220,100            2.53              $0.4600                220,100      $0.4600
     $0.5000            877,863            0.77              $0.5000                877,863      $0.5000
     $0.5500            150,000            0.34              $0.5500                150,000      $0.5500
     $0.6000             50,000            0.16              $0.6000                 50,000      $0.6000
     $1.0000            840,000            1.21              $1.0000                840,000      $1.0000
     $1.3064            700,000            4.74              $1.3064                700,000      $1.3064
     $1.0312            125,000            1.99              $1.0312                125,000      $1.0312
     $1.1000            200,000            2.20              $1.1000                200,000      $1.1000
     $1.1452             22,006            2.72              $1.1452                 22,006      $1.1452
     $1.2500             35,000            1.96              $1.2500                 35,000      $1.2500
     $1.3600             70,000            2.31              $1.3600                 70,000      $1.3600
     $1.5000            666,666            1.47              $1.5000                666,666      $1.5000
     $2.0000          1,806,000            1.04              $2.0000              1,806,000      $2.0000
     $3.2668             25,714            1.88              $3.2668                 25,714      $3.2668
     $4.0579             51,751            1.62              $4.0579                 51,751      $4.0579
     $4.2244             49,712            1.66              $4.2244                 49,712      $4.2244
     $4.4369             18,932            1.84              $4.4369                 18,932      $4.4369
     $5.0000          1,806,000            1.04              $5.0000              1,806,000      $5.0000
     $5.4810            250,000            1.27              $5.4810                250,000      $5.4810
                      ---------            ----              -------              ---------      -------
  Total for 2001      9,198,744            1.45              $2.0477              9,198,744      $2.0477

     $0.2000             60,000            1.97              $0.2000                 60,000      $0.2000
     $0.2300            135,000            1.66              $0.2300                125,000      $0.2300
     $0.2500            924,000            2.01              $0.2500                924,000      $0.2500
     $0.3500            125,000            3.66              $0.3500                125,000      $0.3500
     $0.4600            220,100            3.53              $0.4600                220,100      $0.4600
     $0.5000          1,077,863            1.77              $0.5000                877,863      $0.5000
     $0.5500            150,000            1.34              $0.5500                150,000      $0.5500
     $0.6000             50,000            1.16              $0.6000                 50,000      $0.6000
     $1.0000            890,000            2.11              $1.0000                840,000      $1.0000
     $1.0312            125,000            2.99              $1.0312                125,000      $1.0312
     $1.1000            200,000            3.20              $1.1000                200,000      $1.1000
     $1.2500             35,000            2.96              $1.2500                 35,000      $1.2500
     $1.2938             15,000            0.36              $1.2938                 15,000      $1.2938
     $1.5000            500,000            1.03              $1.5000                666,666      $1.5000
     $1.5813              7,500            0.54              $1.5813                  7,500      $1.5813
     $2.0000          1,806,000            2.04              $2.0000              1,806,000      $2.0000
     $3.2668             25,714            2.88              $3.2668                 25,714      $3.2668
     $4.0579             51,751            2.62              $4.0579                 51,751      $4.0579
     $4.2244             49,712            2.66              $4.2244                 49,712      $4.2244

                                      F-24

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

11.  WARRANTS - Continued

                          Warrants Outstanding                                  Warrants Exercisable
-----------------------------------------------------------------------   --------------------------------
     Range of          Number of      Weighted Avg.      Weighted Avg.     Number of     Weighted Avg.
  Exercise Prices       Shares      Contractual Life    Exercise Price       Shares     Exercise Price
  ---------------       ------      ----------------    --------------       ------     --------------
     $4.4369             18,932           2.84              $4.4369           18,932        $4.4369
     $5.0000          1,806,000           2.04              $5.0000        1,806,000        $5.0000
     $5.4810            250,000           2.27              $5.4810          250,000        $5.4810
                      ---------           ----              -------        ---------        -------
  Total for 2000      8,522,572           2.05              $2.0809        8,522,572        $2.0809

In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000, which was calculated using the Black-Scholes pricing model assuming 0% dividend yield, risk free interest rate of 6%, volatility factor of 224% and an expected life of 2.6 years.

12.    EMPLOYEE BENEFIT PLAN

The Company maintains a salary deferral 401(k) plan covering substantially all employees who meet specified service requirements. Contributions are based upon participants' salary deferrals and compensation and are made within Internal Revenue Service limitations. For the years 2001, 2000 and 1999, the Company did not make any matching contributions. The Company does not offer post-employment or post-retirement benefits. The Company does not administer this plan, and contributions are determined in accordance with provisions of the plan.

13.    IMPAIRMENT OF ASSETS


On an ongoing basis, the Company estimates the future undiscounted cash flows, before interest, of the operating unit to which the goodwill relates in order to evaluate its impairment. If there is an indication of impairment exists, the carrying amount of the goodwill is reduced to its fair value by the estimated shortfall of cash flows. During the fourth quarter of 2001 the Company determined that the set-top box design was completed and the design services business with outside customers was declining, therefore an impairment of the goodwill associated with the acquisition of ADD occurred. The Company revised its projections and determined that the projected results would not fully support the goodwill balance. In accordance with the Company policy, management assessed the recoverability of goodwill using a cash flow projection based on the remaining amortization period of three and three quarter years. Based on this projection, the cumulative cash flow over the remaining period was insufficient to fully recover the goodwill. The Company estimated there was no value and the remaining goodwill of decided to write off the remaining $3,987,500 was written off of goodwill.


In addition, the Company determined that the carrying value of its investment in non-marketable securities had been impaired since the investment had discontinued paying dividends in 2001 and due to the overall poor financial condition of the company. Therefore, the Company wrote off its investment in the amount of $290,000.

During the fourth quarter of 2001, the Company decided to terminate its operations at the facilities in McHenry, Illinois and liquidate the remaining assets. The property and equipment at this facility were written down to an estimated liquidation value. The result was a total write down of obsolete assets of $221,000. In addition, during the fourth quarter the Company concluded that the plastic molds for the Orasis(R) were deemed unusable in the development and production of a new version of the Orasis(R) and the remaining undepreciated value of approximately $305,000 was written off.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

13.   IMPAIRMENT OF ASSETS - Continued

During the third quarter of 1999 the Company experienced an impairment of the goodwill associated with the acquisition of RMS, when an estimated cash flow from the operating unit dramatically decreased. The Company recorded $767,475 as an expense during 1999.

14.   INCOME TAXES:

A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense follows:

                                                                        2001               2000               1999
                                                                        ----               ----               ----
     U.S. federal statutory rate applied to pretax loss             $(4,117,158)       $(2,379,856)       $(2,143,858)
     Permanent differences and adjustments                               25,269             33,112            785,739
     Net operating losses not recognized                              4,091,889          2,346,744          1,358,119
                                                                    -----------        -----------        -----------
                       Income tax provision                         $         -        $         -        $         -
                                                                    ===========        ===========        ===========

As of December 31, 2001 and 2000, the Company had generated deferred tax assets as follows:

                                                                         December 31,
                                                                         ------------
                                                                    2001               2000
                                                                    ----               ----
       Gross deferred tax assets-
           Net operating loss (NOL) carryforward                 $47,019,457       $33,295,253
           Reserves for inventory obsolescence                     2,981,623         2,491,216
           Bad debt reserve                                           50,621            50,621
           Depreciation                                               86,704            39,349
           Goodwill                                                        -           275,000
           Asset Impairment                                          290,000                 -
           Assets not used in business                               525,691                 -
           Other timing differences                                   10,200            10,200
                                                                 -----------       -----------
                                                                  50,964,296        36,161,639
           Current federal statutory rate                                 34%               34%
                                                                 -----------       -----------
                         Deferred tax assets                      17,327,861        12,294,957
           Less valuation allowance                               17,327,861        12,294,957
                                                                 -----------       -----------
                         Net deferred tax asset                  $         -       $         -
                                                                 ===========       ===========

Deferred income taxes include the tax impact of net operating loss (NOL) carryforwards. Realization of these assets, as well as other assets listed above, is contingent on future taxable earnings by the Company. A valuation allowance of $17,327,861 and $12,294,957 at December 31, 2001 and 2000,
respectively, has been applied to these assets. During 1995, there was an ownership change in the Company as defined under Section 382 of the Internal Revenue Code of 1986, which adversely affects the Company's ability to utilize the NOL carryforward.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

15.  BUSINESS SEGMENTS:

The Company has adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". During 2001, the Company has three reportable segments: Dauphin Technology, Inc., ("Dauphin"), Advanced Digital Designs, Inc. ("ADD") and Suncoast Automation, Inc. ("Suncoast"). During 2000, the Company had two reportable segments: Dauphin and ADD. During 1999, the Company had two reportable segments: Dauphin and R.M. Schultz & Associates, Inc. ("RMS"). Dauphin is involved in design, manufacturing and distribution of hand-held pen-based computer systems and accessories. ADD is a design engineering company performing design services, process methodology consulting and intellectual property development. Suncoast provides private, interactive cable systems to the hospitality industry. RMS was an electronic contract manufacturing firm. The operations of RMS were terminated in 1999 because the entity was not profitable and used, rather than provided, cash in its operations.

The reportable segments are managed separately because each business has different customer requirements, either as a result of the regional environment of the country or differences in products and services offered. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intangible assets are included in each segment's reportable assets and the amortization of these intangible assets is included in the determination of a segment's operating profit or loss. The Company evaluates performance based on profit or loss from operations before income taxes, interest, and non-operating income (expenses).

                                                        2001            2000           1999
                                                        ----            ----           ----
                       Revenue
                       -------
       Dauphin                                     $  1,138,858    $     63,913    $    273,544
       RMS                                                    -               -
       ADD                                            2,668,599         984,674       2,134,563
       Suncoast                                         135,187               -               -
       Inter-company elimination                     (1,322,437)       (188,750)       (129,049)
                                                   ------------    ------------    ------------
                        Total                         2,620,207         859,837       2,279,058
Operating (Loss)
       Dauphin                                      (13,851,651)     (7,523,421)     (2,947,396)
       RMS                                                    -               -      (4,286,231)
       ADD                                             (186,196)       (195,911)              -
       Suncoast                                        (488,607)              -               -
       Inter-company elimination                       ,322,437          88,750          (4,298)
                                                   ------------    ------------    ------------
                        Total                       (13,204,017)     (7,530,582)     (7,237,925)
                        Assets
                        ------
       Dauphin                                       17,355,029      17,794,438       6,443,079
       RMS                                              106,116         598,782       2,156,937
       ADD                                            2,699,250       6,735,372               -
       Suncoast                                       1,702,791               -               -
       Inter-company elimination                    (17,945,762)    (13,967,815)     (5,227,862)
                                                   ------------    ------------    ------------
                        Total                         3,917,424      11,160,777       3,372,154
                 Capital Expenditures
                 --------------------
       Dauphin                                          377,590           2,195          18,544
       RMS                                                    -               -           7,136
       ADD                                                    -               -               -
       Suncoast                                         283,693               -               -
                                                   ------------    ------------    ------------

                        Total                           661,283           2,195          25,680

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

16.  COMMITMENTS AND CONTINGENCIES:

The Company conducts its operations from facilities which are rented under non-cancelable operating leases. The leases on these facilities expire throughout 2002 and contain renewal options and escalation clauses. Minimum rental payments for 2002 amount to approximately $210,000, including real estate taxes. Total rental expense was approximately $376,000, $294,000 and $300,000 for 2001, 2000 and 1999 respectively.

During 2001 and through the date of this report, the Company has been engaged in various legal proceedings. Management believes that any existing litigation would not be material to the overall financial condition of the Company.

17.  RELATED-PARTY TRANSACTIONS:

CADserv, an engineering services company based in Schaumburg, Illinois, controlled by an Officer and a major shareholder, has contributed to the design and development of the new version of the Orasis(R) and assisted the Company in the design of the set-top box. The Company paid $72,573 in 2001 for such services.

RMS facilities are leased from Enclave Corporation, a company that is owned by the former President of RMS whose contract with the Company was terminated on May 14, 1999. The Company paid $182,337 of rent and $32,380 in real estate taxes or the property lease in 2001, $179,468 of rent and $30,206 of real estate taxes for the property lease in 2000 and $179,684 of rent and $24,150 of real estate taxes for 1999.

18.  EQUITY TRANSACTIONS:

2001 Transactions

During the first quarter of 2001, the Company received proceeds in the amount of $102,300 for the exercise of 210,000 warrants. Additionally, employees exercised 4,000 stock options at a price of $.50 per share.

During the second quarter of 2001, employees exercised 4,000 stock options at a price of $.50 per share

In April 2001, the Company issued to certain consultants 30,000 shares of common stock and warrants to purchase 70,000 shares of common stock at an exercise price of $1.36 per share, as payment for certain promotional and consulting services. In September 2001, the Company issued additional warrants to purchase 16,666 shares of common stock at an exercise price of $1.395 per share to finalize the arrangement with the consultants.

Effective July 1, 2001, the Company completed the acquisition of substantially all of the assets of Suncoast Automation, Inc., a wholly owned subsidiary of ProtoSource Corporation, pursuant to an Asset Purchase Agreement. The purchase price was 766,058 shares of the Company's common stock valued at approximately $1.1 million based on the closing bid price of $1.47 per share on June 29, 2001.

During the third quarter of 2001, the Company received proceeds in the amount of $75,000 for the exercise of 75,000 warrants.

On August 14, 2001 the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich International for $300,000. Upon receipt of the funds, the Company issued 258,968 shares of common stock and warrants to purchase 22,006 shares of common stock at an exercise price of $1.14516.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

18.  EQUITY TRANSACTIONS - Continued

On September 13, 2001 the Company filed with the Securities and Exchange Commission a Form S-3 registration statement relating to 6,964,724 shares of common stock. The shares were issued by the Company in respect of the following:
(i) 766,058 shares were issued by the Company in connection with the acquisition of the net assets of Suncoast; (ii) 52,000 shares were issued by the Company as payment for certain advertising and promotional expenses and consulting services; and (iii) 6,146,666 shares issuable by the Company to shareholders upon the exercise by them of issued and outstanding warrants and options. On September 27, 2001, the Securities and Exchange Commission declared the registration statement effective.

During the fourth quarter of 2001, employees exercised 27,600 stock options at a price of $.89 per share.

In November 2001, the Company issued warrants to purchase 175,000 shares of common stock at exercise prices ranging from $1.00 to $1.50, as payment for certain advertising and promotional expenses.

On November 19, 2001 the Company filed with the Securities and Exchange Commission a Form S-1 registration statement relating to 4,000,000 shares of common stock to be issued upon the conversion of the Convertible Note (see Note
9). This registration statement is still pending approval by the Securities and Exchange Commission.

Personal Guarantee

On April 3, 2001, the Company and Estel Telecommunications S.A. cancelled the performance bond issued on October 26, 2000 and the 1,550,000 shares of restricted stock held by Best S.A. were returned to the Company. In connection with the cancellation of the shares, Best S.A. executed the personal guarantee of Mr. Andrew J. Kandalepas, which he had granted to secure the performance of the Company's obligation to register the 1,550,000 shares issued in connection with the performance bond and retained the 1,032,118 shares. The set-top box agreement with Estel Telecommunications S.A. terminated on July 1, 2001 due to lack of performance on behalf of Estel. This transaction was entered into on behalf of the Company and therefore the Company recorded an expense of $1,241,741, with an offsetting entry to additional paid in capital.

On December 20, 2001, the Board of Directors approved the issuance of 1,032,118 shares to the Chairman of the Board and CEO of the Company to replace the shares that Best S.A. retained under the personal guarantee. The shares were valued at $1,241,741 based on the closing price of $1.20 on April 3, 2001.

2000 Transactions

During the first and second quarter of 2000, the Company conducted a private placement of 4,654,613 common shares and approximately 1,300,000 warrants to a group of accredited investors in exchange for approximately $7,300,000. The proceeds were used to settle the majority of trade payables, for day-to-day operations and to start the development of the set-top box.

In January 2000, the Company issued 480,000 shares to a customer in exchange for cancellation of $300,000 of customer deposits.

In January 2000, the Company issued warrants to an investment banker, for services rendered, to purchase 350,000 shares at an exercise price of $1.00.

In January 2000, the Company issued 500,000 shares to a consulting firm for services rendered in relation to the set-top box agreement with Estel Telecommunications S.A.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

18.  EQUITY TRANSACTIONS - Continued

In April 2000, the Company completed its private placement and issued 3,630,000 warrants to an investment banker in lieu of consulting fees.

On April 26, 2000, the Company completed a common stock purchase agreement, escrow agreement and registration rights agreement with Techrich International Limited ("Techrich"). These agreements provide a $100,000,000 equity line of credit as the Company requests over an 18 month period, in return for common stock and warrants to be issued to the investor. Once every 22 days, the Company may request a draw of up to $10,000,000 of that money, subject to a maximum of 18 draws. The maximum amount the Company actually can draw down upon each request will be determined by the volume-weighted average daily price of the Company's common stock for the 22 trading days prior to its request and the average trading volume for the 45 trading days prior to the request. Each draw down must be for at least $250,000. Use of a 22 day trading average was negotiated to reduce the impact of market price fluctuations over any calendar month, which generally includes 22 trading days. At the end of a 22-day trading period following the drawdown request, the amount of shares is determined based on the volume-weighted average stock price during that 22-day period in accordance with the formulas in the common stock purchase agreement.

On April 28, 2000, the Company filed with the Securities and Exchange Commission a Form S-1 registration statement relating to 15,332,560 shares of common stock issued to stockholders in private transactions, 11,958,963 shares for other stockholders, and 6,000,000 shares to be issued when the Company requests a drawdown under the common stock purchase agreement referred to above.

On July 28, 2000, the Securities and Exchange Commission declared the registration statement effective. Pursuant to the common stock purchase agreement with Techrich, the Company issued as a placement fee warrants to purchase 250,000 shares of common stock at an exercise price of $5.481.

On July 31, 2000, the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich for $5,000,000. Upon receipt of the funds, the Company issued 1,354,617 shares of common stock and warrants to purchase 101,463 shares of common stock at exercise prices ranging from $4.06 to $4.22.

In September 2000, the Company issued 73,750 stock options to certain employees under employment agreements. At the time of issuance, the option price was below the market price and the Company recorded $70,622 as additional compensation expense.

On October 17, 2000, the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich for $2,000,000. Upon receipt of the funds, the Company issued 781,999 shares of common stock and warrants to purchase 44,646 shares of common stock at exercise prices ranging from $3.26676 to $4.4369.

On October 20, 2000 the Company entered into an agreement with Best S.A. to act as its distributor/agent in Greece. On October 26, 2000 the Company issued 1,550,000 shares of restricted stock to Best S.A. as a performance bond to assure the Company's compliance with the Set-Top Box Agreement by and between the Company and Estel S.A. These shares have not been included in the issued and outstanding shares as of December 31, 2000, as Best S.A. has acknowledged that they would return the shares to the Company upon satisfactory compliance with the Set-Top Box Agreement. The agreement with Best S.A. requires the Company to register these shares with the Securities and Exchange Commission during 2000. To secure performance of the Company's obligation to register these shares, Andrew J. Kandalepas, Chairman of the Board and CEO of the Company, granted to Best S.A. a security interest in 1,032,118 shares of Company stock owned by him.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

18.  EQUITY TRANSACTIONS - Continued

In December 2000, the Company issued 22,000 shares of common stock and warrants to purchase 148,265 shares of common stock at exercise prices ranging from $1.0312 to $1.25, as payment for certain advertising and promotional expenses and consulting services related to the establishment of an office in Europe.

In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000, which was calculated using the Black-Scholes pricing model assuming 0% dividend yield, risk free interest rate of 6%, volatility factor of 224% and an expected life of 2.6 years.

1999 Transactions

In January and April 1999, the Company issued a total of 46,373 shares under an employment contract with Richard M. Schultz, former President of RMS. As of May 14, 1999, the Company no longer employs Richard M. Schultz.

In February and March 1999, the Company issued a total of 87,380 treasury shares and 1,570,927 shares in exchange for $660,000 of principal, $17,123 of interest and $32,909 of original issue discount amortization on Convertible Debentures - 2001A. In addition, in March the short-term loan from an investor in the amount of $250,000 together with $7,500 of interest was converted into 427,667 shares.

In March 1999, the Company issued warrants to an investment banker to purchase 50,000 shares at an exercise price of $0.60 exercisable after the market bid price of the Company's stock exceeds $1.00 for 15 consecutive trading days. Also in March of 1999 the Company issued warrants to the same investment banker to purchase 50,000 shares at an exercise price of $0.50 exercisable after the market bid price of the Company's stock exceeds $2.00 for 15 consecutive trading days. The warrants were valued at $48,000 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility.

In March 1999, the Company issued 507,160 shares to five accredited investors in exchange for $403,492. In addition to the shares, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share exercisable immediately. The warrants were valued at $165,600 using the Black-Scholes securities valuation model, assuming among other things, a 7% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

On March 30, 1999, Dauphin signed an agreement with Augustine Funds LP ("Augustine"), an accredited investor operated by Augustine Capital Management, where Augustine agreed to commit up to $6 million. The first closing for $1 million occurred on April 15, 1999 when the parties executed agreed upon documentation and Dauphin deposited 2 million common shares in escrow. This tranche was in the form of an 8% promissory note convertible into stock beginning sixty days after closing. The conversion was at 15% discount from the closing bid price of the Company's common stock. The contract also called for the adjustment in escrowed shares in case stock value decreases, under the 5/8 bid for two consecutive days. As specified on the contract, on April 22 due to decline in market price of the stock, the Company deposited additional 400,000 shares in an escrow account to replenish the $1.5 million value in the account. As an incentive, Augustine received a warrant to purchase 100,000 common shares of stock at an exercise price of $1.00 per share. The warrant was valued at $52,200 using Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility. On May 24, 1999 $1 million funded under the note, together with accrued interest, was converted into 2,441,414 shares of common stock of which 2,400,000 common shares were disbursed to Augustine. The agreement with Augustine has been cancelled.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

18. EQUITY TRANSACTIONS - Continued

In May 1999, the Company issued 150,000 shares to two accredited investors in exchange for $82,500. In addition to the shares the Company issued warrants to purchase 150,000 shares of common stock at an exercise price of $0.55 per share. The warrants are exercisable immediately and expire in three years. The warrants were valued at $53,250 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

In May 1999, the company issued 586,764 common shares in exchange for $240,000 of the remaining principal of the Convertible Debentures-2001A. That closed out all debts the Company had in relation to the Convertible Debentures.

On May 28, 1999 the Company signed a Stock Purchase Agreement with Crescent International Ltd. ("Crescent"), an investment company managed by GreenLight (Switzerland) SA, which allows the Company and obligates Crescent to purchase shares from the Company based on terms and conditions outlined in the agreement. In total Crescent agreed to purchase up to $2,250,000 of the common stock within the next twenty-four months. Crescent agreed to purchase from the Company shares based on ninety percent of the daily average trading value, which is computed by multiplying the closing bid price by the daily volume of the Company's common stock traded average over the twenty days prior to closing. In connection therewith the Company sold to Crescent 1,048,951 shares for $450,000 at an average price of $0.43 per share including $58,000 of closing fees. The Company has the right to sell additional shares with an interval of 25 business days with a minimum of $100,000 per sale and a maximum of $500,000 based on the average daily value as described above. In addition to the stock, Crescent received an Incentive Warrant to purchase 750,000 common shares at a price of $0.6435 per share. The Warrants were valued at $235,500 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

In connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to Crescent 350,000 shares for $148,050 at an average price of $0.423 per share, including $2,961 of closing fees.

In the third quarter of 1999, the Company issued 14,963 treasury shares and 2,086,540 common shares to a group of accredited investors in exchange for $598,817 or an average of $0.29 per share. In addition to the shares the Company issued warrants to purchase 1,651,600 shares of common stock at an average exercise price of $0.47 per share. The warrants are exercisable immediately and expire in three to five years. The Warrants were valued at $443,622 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

During the third quarter, the Company agreed to issue a total of 407,868 shares to satisfy certain payables in the cumulative amount of $223,825 or approximately $0.55 per share.

In September 1999, a Warrant for a total of 100,000 shares that was issued in July 1999 was exercised at $0.53 per share. The Company received a total of $53,000 from such exercise.

On October 26 1999, the Company issued 93,358 shares in exchange for $29,643 or $0.32 per share net of $605 of closing fees in accordance with the Stock Purchase Agreement signed by the Company on May 28, 1999 with Crescent.

On October 27, 1999 in connection with the Stock Purchase Agreement signed by the Company on May 28, 1999 with Crescent, the Company sold to Crescent 447,012 shares for $141,935 at an average price of $0.32 per share, including $2,897 of closing fees.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

18. EQUITY TRANSACTIONS - Continued

In November 1999, the Company issued 457,650 shares to three accredited investors in exchange for $156,500 or $0.33 per share.

During the third quarter of 1999 a Warrant for 302,858 shares at $0.20 was exercised. The Company received a total of $60,285 for the shares. As of the date of this report, these shares have not been issued.

In November 1999, in exchange for services rendered, the Company issued 300,000 shares to a consultant.

In December 1999, the Company converted $70,000 of short-term notes including $5,000 of interest from an affiliate into 350,000 shares.

In December 1999, the Company issued 362,858 shares in exchange for $72,572 from two accredited investors. In addition to shares, the Company issued two Warrants for the total of 362,858 common shares to the investors with a strike price of $0.20. The Warrants were valued at $68,637 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

19. ACQUISITIONS:

On July 1, 2001, the Company acquired substantially all of the assets of Suncoast Automation, Inc. The purchase price was 766,058 shares of the Company's common stock valued at $1,126,105 based on the closing bid price of $1.47 per share on June 29, 2001. The transaction was accounted for under the purchase method of accounting. The purchase price, was allocated as follows:

                Accounts Receivable              $    14,669
                Inventory                            113,054
                Prepaid expenses                      24,326
                Equipment                            794,170
                Installation contracts               320,000
                                                 -----------
                                                   1,266,105

                Less Accounts payable                140,114
                                                 -----------

                Total                            $ 1,126,105
                                                 ===========

Pro Forma operating results as if the acquisition had occurred at the beginning of the respective for the years ending December 31, 2001 an d 2000, as required under Financial Accounting Standards No. 141, Business Combinations, are as follows:

                                                  2001               2000
                                                  ----               ----

                 Revenue                      $ 2,620,207       $ 1,064,676
                 Operating loss               (13,652,231)       (8,489,753)
                 Net loss                     (13,702,198)       (8,365,215)
                 Net loss per share
                          Basic               $     (0.22)      $     (0.14)
                          Diluted             $     (0.22)      $     (0.14)

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

19. ACQUISITIONS - Continued

On August 28, 2000, the Company acquired T & B Designs, Inc. (formerly known as Advanced Digital Designs, Inc.), Advanced Technologies, Inc. and 937 Plum Grove Road Partnership in exchange for $3 million in cash and $3 million to be held in escrow and disbursed in accordance with the terms and conditions of an Escrow Agreement. The transaction was accounted for under the purchase method of accounting. Goodwill was recorded and is to be amortized under the straight-line method over a 5-year period.

The purchase price, plus direct costs of the acquisition, were allocated as follows:

                Building                                    $   400,000
                Computer equipment                              110,000
                Other equipment                                  15,000
                Excess of Cost over Net Assets Acquired       5,500,000
                                                            -----------

                Total                                       $ 6,025,000
                                                            ===========

Pro Forma operating results as if the acquisition had occurred at the beginning of the respective for the years ending December 31, 2000 and 1999, as required under APB 16 (Accounting Principles Board Opinion number 16, regarding Business Combinations), are as follows:

                                                     2000             1999
                                                     ----             ----

                Revenue                         $ 3,548,801       $ 5,513,493
                Operating loss                   (7,023,058)       (6,594,083)
                Net loss                         (8,253,941)       (8,650,289)

                Net loss per share
                         Basic                  $     (0.14)      $     (0.19)
                         Diluted                $     (0.14)      $     (0.19)

20. RESTATEMENT:

Selling, general and administrative expenses, interest expense, net loss and per share amounts have been adjusted from previously reported amounts to offset the difference between the quoted market price and the proceeds from stock sales under a private placement in the first quarter of 2000 against additional paid in capital rather than interest expense amounting to $1,302,383 ($0.02 per share).

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

21.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

A summary of selected quarterly information for 2001 and 2000 is as follows:

                                                 2001 Quarter Ended
                                                 ------------------
                                March 31,        June 30,           Sept. 30,          Dec. 31,
                                ---------        ----------------------------          --------
         Revenues               $  445,154       $  382,087         $  421,544       $ 1,371,422
         Gross Profit (Loss)       116,569           67,272             50,737
         (359,370)

         Net Loss               (1,015,162)      (3,070,590)*       (1,405,379)       (7,761,229)

         Net Loss per share
                    Basic       $    (0.02)      $    (0.05)*       $    (0.02)      $     (0.12)
                     Diluted    $    (0.02)      $    (0.05)*       $    (0.02)      $     (0.12)

                                                 2000 Quarter Ended
                                                 ------------------
                                March 31,         June 30,           Sept. 30,        Dec. 31,
                                ---------         --------           ---------        --------
         Revenues               $    4,736      $    11,305         $  344,975       $   498,821
         Gross Profit (Loss)       238,886         (346,256)            27,747        (1,936,167)
         Net Loss               (2,312,421)**    (1,249,631)        (1,173,789)**     (4,081,521)

         Net Loss per share
                   Basic        $    (0.04)**   $     (0.02)        $    (0.02)**    $     (0.07)
                    Diluted     $    (0.04)**   $     (0.02)        $    (0.02)**    $     (0.07)

* Net loss and per share amounts for the quarter ended June 30, 2001 have been adjusted from previously reported amounts to reflect the issuance of 1,032,118 shares of common stock to the Chairman of the Board and CEO of the Company to replace shares issued under a personal guarantee amounting to $1,241,741 (0.02 per share).

** Net loss and per share amounts for the quarters ended March 31, 2000 and September 30, 2000 have been adjusted from previously reported amounts to offset the difference between the quoted market price and the proceeds from stock sales under the private placement against additional paid in capital rather than interest expense amounting to $1,721,939 ($0.03 per share) for the quarter ended March 31, 2000 and $343,416 ($0.01 per share) for the quarter ended September 30, 2000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                              Amount
                                                              ------
SEC registration fee                                      $      890.00
Accounting fees and expenses                                  14,000.00
Legal fees and expenses                                       16,000.00
Miscellaneous fees and expenses                                6,500.00
                                                          -------------

                  Total                                   $   37,390.00
                                                          -------------


Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Registrant is incorporated in the State of Illinois. Section 8.75 of the Illinois Business Corporation Act defines the powers of registrant to indemnify officers, directors, employees and agents.

In additional to the provisions of Illinois Business Corporation Act Section 8.75, and pursuant to the power granted therein, registrant has adapted Article XII of its Bylaws which provides as follows:

ARTICLE XII

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1 The corporation shall indemnify any person who was or is a party, or is threaten to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a directors, officer, employee or agent of the corporation or fiduciary of any employee benefit plan maintained by the corporation, or who is or was a director, officer, employee or agent of the corporation of a fiduciary as aforesaid, or who is or was serving at the request of the corporation as a director, officer, employee, agent of fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants) and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful. This termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

SECTION 2 The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or fiduciary as aforesaid, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

SECTION 3 To the extent that a director, officer, employee or agent of a corporation or fiduciary as aforesaid has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in proceeding sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

SECTION 4 Any indemnification under section 1 and 2 hereof (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination of the director, officer, employee, agent of fiduciary is proper on the circumstances because he has met the applicable standard of conduct set forth in said sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtained, or even if obtainable, a quorum of disinterest directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

SECTION 5 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or oh behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

SECTION 6 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

SECTION 7 The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation of fiduciary, or who is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 8 In the case of a merger, the term "corporation" shall include, in additional to the surviving corporation, any merging corporation absorbed in a merger, which if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of another corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging if its separate existence had continued.

SECTION 9 For the purpose of this Article, referenced to "other enterprises" shall include employee benefit plans; reference to "fines" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to the phrase "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such an issue.

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 15.  Recent Sales of Unregistered Securities

Within the past three years, the registrant has sold the following securities that were not registered under the Securities Act. The purchases and sales were exempt pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.


     1. In May 1999, the Company issued 150,000 shares to two accredited investors, Peter Tsolinas and Ernest Kezios, in exchange for $82,500. We undertook this transaction to raise funds for general working capital purposes. In addition to the shares the Company issued warrants to purchase 150,000 shares of common stock at an exercise price of $0.55 per share. The warrants are exercisable immediately and expire in three years. The warrants were valued at $53,250 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility. The purchase and sale were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchases represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant, consisting of periodic reports filed pursuant to Section 13(a) and 15 (d) of the Exchange Act. The securities were issued without use of advertising or general solicitation following the Company's delivery of a copy of the most recent Form 10-K, proxy statement and interim Forms 10-Q to the investors and the investors delivery of a subscription agreement stating the investors qualification as accredited investors, including the investor's statement of intent to acquire the securities for the investors' own investment purposes and not with a view toward further distribution.

     2. In May 1999, the Company issued 586,764 common shares to Augustine Funds, LP, an institutional investor, in exchange for $240,000 of the remaining principal of the Convertible Debentures-2001A. That closed out all debts the Company had in relation to the Convertible Debentures with Augustine Funds LP.


     3. On May 28, 1999 the Company signed a Stock Purchase Agreement with Crescent International Ltd. ("Crescent"), an investment company managed by GreenLight (Switzerland) SA, which allows the Company and obligates Crescent to purchase shares from the Company based on terms and conditions outlined in the agreement. We undertook this transaction to raise funds for general working capital purposes. In total Crescent agreed to purchase up to $2,250,000 of the common stock within the next twenty-four months. Crescent agreed to purchase from the Company shares based on ninety percent of the daily average trading value, which is computed by multiplying the closing bid price by the daily volume of the Company's common stock traded average over the twenty days prior to closing. In connection therewith the Company sold to Crescent 1,048,951 shares for $450,000 at an average price of $0.43 per share including $58,000 of closing fees. The Company has the right to sell additional shares with an interval of 25 business days with a minimum of $100,000 per sale and a maximum of $500,000 based on the average daily value as described above. In addition to the stock, Crescent received an Incentive Warrant to purchase 750,000 common shares at a price of $0.6435 per share. The Warrants were valued at $235,500 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility. Under this agreement, on May 28, 1999 the Company sold to Crescent 350,000 shares for $148,050 at an average price of $0.423 per share, including $2,961 of closing fees.

     4. In the third quarter of 1999, the Company issued 14,963 treasury shares and 2,086,540 common shares to a group of eight accredited investors in exchange for $598,817 or an average of $0.29 per share. . We undertook this transaction to raise funds for general working capital purposes. In addition to the shares the Company issued warrants to purchase 1,651,600 shares of common stock at an average exercise price of $0.47 per share. The warrants are exercisable immediately and expire in three to five years. The Warrants were valued at $443,622 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility. The purchase and sale were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant, consisting of periodic reports filed pursuant to Section 13(a) and 15 (d) of the Exchange Act.

     5. During the third quarter, the Company agreed to issue a total of 407,868 shares to satisfy certain payables in the cumulative amount of $223,825 or approximately $0.55 per share. The issuance was exempt pursuant to Section 4(2) as transactions by an issuer not involving a public offering.


     6. In September 1999, a Warrant for a total of 100,000 shares that was issued in July 1999 was exercised by James Stella at $0.53 per share. The Company received a total of $53,000 from such exercise. We used the funds for general working capital purposes. The securities were issued without use of advertising or general solicitation following the Company's delivery of a copy of the most recent Form 10-K, proxy statement and interim Forms 10-Q to the investor and the investor's delivery of a subscription agreement stating the investor's qualification as an accredited investor, including the investor's statement of intent to acquire the securities for its own investment purposes and not with a view toward further distribution.


     7. On October 27, 1999 in connection with the Stock Purchase Agreement signed by the Company on May 28, 1999 with Crescent, the Company sold to Crescent 447,012 shares for $141,935 at an average price of $0.32 per share, including $2,897 of closing fees.

     8. In November 1999, the Company issued 457,650 shares to three accredited investors, Brian Smith, Dan Schlaphohl and Paul Zeedyk, in exchange for $156,500 or $0.33 per share. We undertook this transaction to raise funds for general working capital purposes. The purchase and sale were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant, consisting of periodic reports filed pursuant to Section 13(a) and 15 (d) of the Exchange Act.


     9. During the third quarter of 1999 a Warrant for 302,858 shares at $0.20 was exercised by Dan Schlapkohl. The Company received a total of $60,285 for the shares. We applied these proceeds to general working capital. The securities were issued without use of advertising or general solicitation following the Company's delivery of a copy of the most recent Form 10-K, proxy statement and interim Forms 10-Q to the investor and the investor's delivery of a subscription agreement stating the investor's qualification as an accredited investor, including the investor's statement of intent to acquire the securities for its own investment purposes and not with a view toward further distribution.

     10. In November 1999, in exchange for financial advisory services rendered, the Company issued 300,000 shares to Nick Fegen, a consultant. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering. The securities were issued without use of advertising or general solicitation following the Company's delivery of a copy of the most recent Form 10-K, proxy statement and interim Forms 10-Q to the investor and the investor's delivery of a subscription agreement stating the investor's qualification as an accredited investor, including the investor's statement of intent to acquire the securities for its own investment purposes and not with a view toward further distribution.


     11. In December 1999, the Company converted $70,000 of short-term notes including $5,000 of interest from Jim Lekos into 350,000 shares. The purchase and sale were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchaser represented its intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant, consisting of periodic reports filed pursuant to Section 13(a) and 15 (d) of the Exchange Act.

     12. In December 1999, the Company issued 362,858 shares in exchange for $72,572 from two accredited investors, Steve Notaro and Dan Schlapkohl. We undertook this transaction to raise funds for general working capital purposes. In addition to shares, the Company issued two Warrants for the total of 362,858 common shares to the investors with a strike price of $0.20. The Warrants were valued at $68,637 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility. The purchase and sale were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant, consisting of periodic reports filed pursuant to Section 13(a) and 15 (d) of the Exchange Act.


     13. During the first and second quarter of 2000, the Company conducted a private placement of 4,654,613 common shares and approximately 1,300,000 warrants to a group of approximately 135 accredited investors in exchange for approximately $7,300,000. A listing of all accredited investors appears in the Company's Form S-1 filing dated July 21, 2000, File No. 333-35808 effective July 28, 2000. The proceeds were used to settle the majority of trade payables, for day-to-day operations and to start the development of the set-top box. The purchases and sales were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant, consisting of periodic reports filed pursuant to Section 13(a) and 15 (d) of the Exchange Act. The securities were issued without use of advertising or general solicitation following the Company's delivery of a copy of the most recent Form 10-K, proxy statement and interim Forms 10-Q to the investor and the investor's delivery of a subscription agreement stating the investor's qualification as an accredited investor, including the investor's statement of intent to acquire the securities for its own investment purposes and not with a view toward further distribution.


     14. In January 2000, the Company issued 480,000 shares to Bulfon S.A. in exchange for cancellation of $300,000 of customer deposits. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.


     15. In January 2000, the Company issued warrants to Nick Fegen, a consultant (see #10 above), for financial advisory services rendered, to purchase 350,000 shares at an exercise price of $1.00. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering. The securities were issued without use of advertising or general solicitation following the Company's delivery of a copy of the most recent Form 10-K, proxy statement and interim Forms 10-Q to the investor and the investor's delivery of a subscription agreement stating the investor's qualification as an accredited investor, including the investor's statement of intent to acquire the securities for its own investment purposes and not with a view toward further distribution.


     16. In January 2000, the Company issued 500,000 shares to Provonat Technologies Limited for services rendered in relation to the set-top box agreement with Estel Telecommunications S.A. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

     17. In April 2000, the Company completed its private placement and issued 3,630,000 warrants to an investment banker, Cutter and Co., in lieu of consulting fees. The purchase and sale were exempt pursuant to Rule 506 and Regulation D as transactions by an issuer not involving a public offering, where the purchaser represented its intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about the registrant.

     18. On April 26, 2000, the Company completed a common stock purchase agreement, escrow agreement and registration rights agreement with Techrich International Limited ("Techrich"), an accredited institutional investor. These agreements provide a $100,000,000 equity line of credit as the Company requests over an 18 month period, in return for common stock and warrants to be issued to the investor. Once every 22 days, the Company may request a draw of up to $10,000,000 of that money, subject to a maximum of 18 draws. The maximum amount the Company actually can draw down upon each request will be determined by the volume-weighted average daily price of the Company's common stock for the 22 trading days prior to its request and the average trading volume for the 45 trading days prior to the request. Each draw down must be for at least $250,000. Use of a 22 day trading average was negotiated to reduce the impact of market price fluctuations over any calendar month, which generally includes 22 trading days. At the end of a 22-day trading period following the drawdown request, the amount of shares is determined based on the volume-weighted average stock price during that 22-day period in accordance with the formulas in the common stock purchase agreement. We undertook this transaction to raise funds for general working capital purposes.

     19. On April 28, 2000, the Company filed with the Securities and Exchange Commission a Form S-1 registration statement relating to 15,332,560 shares of common stock issued to stockholders in private transactions, 11,958,963 shares underlying options and warrants previously issued to employees, and 6,000,000 shares to be issued when the Company requests a drawdown under the Techrich common stock purchase agreement.

     20. On July 28, 2000, the Securities and Exchange Commission declared the registration statement effective. Pursuant to the common stock purchase agreement with Techrich, the Company issued to Ladenburg, Thalman, an institutional investor, as a placement fee warrants to purchase 250,000 shares of common stock at an exercise price of $5.481.

     21. On July 31, 2000, the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich for $5,000,000. We undertook this transaction to raise funds for general working capital purposes. Upon receipt of the funds, the Company issued 1,354,617 shares of common stock and warrants to purchase 101,463 shares of common stock at exercise prices ranging from $4.06 to $4.22.

     22. In September 2000, the Company issued 73,750 stock options to certain employees under employment agreements. At the time of issuance, the option price was below the market price and the Company recorded $70,622 as additional compensation expense. The purchase and sale were exempt pursuant to Section 4(2) as transactions by an issuer not involving a public offering.

     23. On October 17, 2000, the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich for $2,000,000. We undertook this transaction to raise funds for general working capital purposes. Upon receipt of the funds, the Company issued 781,999 shares of common stock and warrants to purchase 44,646 shares of common stock at exercise prices ranging from $3.26676 to $4.4369.

     24. On October 20, 2000 the Company entered into an agreement with Best S.A. to act as its distributor/agent in Greece. On October 26, 2000 the Company issued 1,550,000 shares of restricted stock to Best S.A. as a performance bond to assure the Company's compliance with the Set-Top Box Agreement by and between the Company and Estel S.A. These shares have not been included in the issued and outstanding shares as of December 31, 2000, as Best S.A. has acknowledged that they would return the shares to the Company upon satisfactory compliance with the Set-Top Box Agreement. The agreement with Best S.A. requires the Company to register these shares with the Securities and Exchange Commission during 2000. To secure performance of the Company's obligation to register these shares, Andrew J. Kandalepas, Chairman of the Board and CEO of the Company, granted to Best S.A. a security interest in 1,032,118 shares of Company stock owned by him.

     25. In December 2000, the Company issued to Brian Smith, Mark Thompson and Stavros Galanakis, 22,000 shares of common stock and warrants to purchase 148,265 shares of common stock at exercise prices ranging from $1.0312 to $1.25, as payment for certain advertising and promotional expenses and consulting services related to the establishment of an office in Europe. The purchase and sale were exempt pursuant to Section 4(2) as a transactions by an issuer not involving a public offering.


     26. In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants, Cutter and Company, in consideration of additional services rendered to the Company pertaining to financing. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000, which was calculated using the Black-Scholes pricing model assuming 0% dividend yield, risk free interest rate of 6%, volatility factor of 224% and an expected life of 2.6 years.


     27. During the first quarter of 2001, the Company received proceeds in the amount of $102,300 for the exercise of 210,000 warrants issued to Joe Lemberger and Ryan Miller. Additionally, employees exercised 4,000 stock options at a price of $.50 per share. The proceeds were used for general working capital purposes.

     28. During the second quarter of 2001, employees exercised 4,000 stock options at a price of $.50 per share.

     29. On April 3, 2001, the Company and Estel Telecommunications S.A. cancelled the performance bond issued on October 26, 2000 and the 1,550,000 shares of restricted stock held by Best S.A. were returned to the Company. In connection with the cancellation of the shares, Best S.A. executed the personal guarantee of Mr. Andrew J. Kandalepas, which he had granted to secure the performance of the Company's obligation to register the 1,550,000 shares issued in connection with the performance bond and retained the 1,032,118 shares. The set-top box agreement with Estel Telecommunications S.A. terminated on July 1, 2001 due to lack of performance on behalf of Estel. This transaction was entered into on behalf of the Company and therefore the Company recorded an expense of $1,241,741, with an offsetting entry to additional paid in capital.

     30. In April 2001, the Company issued to The DeClan Group, consultants, 30,000 shares of common stock and warrants to purchase 70,000 shares of common stock at an exercise price of $1.36 per share, as payment for certain promotional and consulting services. In September 2001, the Company issued additional warrants to purchase 16,666 shares of common stock at an exercise price of $1.395 per share to finalize the arrangement with the consultants. The purchase and sale were exempt pursuant to Section 4(2) as transactions by an issuer not involving a public offering.

     31. Effective July 1, 2001, the Company completed the acquisition of substantially all of the assets of Suncoast

Automation, Inc., a wholly owned subsidiary of ProtoSource Corporation, pursuant to an Asset Purchase Agreement. The purchase price was 766,058 shares of the Company's common stock valued at approximately $1.1 million based on the closing bid price of $1.47 per share on June 29, 2001. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

     32. During the third quarter of 2001, the Company received proceeds in the amount of $75,000 for the exercise of 75,000 warrants by TDG Limited. Proceeds were used for general working capital purposes.

     33. On August 14, 2001 the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich for $300,000. We undertook this transaction to raise funds for general working capital purposes. Upon receipt of the funds, the Company issued 258,968 shares of common stock and warrants to purchase 22,006 shares of common stock at an exercise price of $1.14516.

     34. On September 13, 2001 the Company filed with the Securities and Exchange Commission a Form S-3 registration statement relating to 6,964,724 shares of common stock. The shares were issued by the Company in respect of the following: (i) 766,058 shares were issued by the Company in connection with the acquisition of the net assets of Suncoast; (ii) 52,000 shares were issued by the Company as payment for certain advertising and promotional expenses and consulting services; and (iii) 6,146,666 shares issuable by the Company to shareholders upon the exercise by them of issued and outstanding warrants and options. On September 27, 2001, the Securities and Exchange Commission declared the registration statement effective.

     35. During the fourth quarter of 2001, employees exercised 27,600 stock options at a price of $.89 per share.

     36. In November 2001, the Company issued to Ensign Resources and Brian Smith warrants to purchase 175,000 shares of common stock at exercise prices ranging from $1.00 to $1.50, as payment for certain advertising and promotional expenses. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

     37. On December 20, 2001, the Board of Directors approved the issuance of 1,032,118 shares to the Chairman of the Board and CEO of the Company to replace the shares that Best S.A. retained under the personal guarantee. The shares were valued at $1,241,741 based on the closing price of $1.20 on April 3, 2001. The purchase and sale were exempt pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.


Except as set forth above, no underwriters were employed in any of the above transactions. Appropriate legends were affixed to the share certificates and warrants issued in the above transactions.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Description of Document

*3(1) Certificate of Incorporation filed July 27, 1990, incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*3(2) By-Laws as amended, incorporated herein by reference to exhibit 3(2) of Form 10-K for the fiscal year ended December 31, 1997.

*4(1)    Specimen Common Stock Certificate incorporated herein by reference to exhibit 4(1) of Form S-18 filed June 1, 1990.

*10(1) Agreement and Plan of Reorganization incorporated herein by reference to exhibit 7(c) of Form 8-K filed April 4, 1991.

*10(2)   Plan and Agreement of Merger incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*10(3) Computer Technology License Agreement dated November 12, 1997, between Phoenix Technology, Inc. and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed march 17, 1998, incorporated herein by reference.

*10(4) License Agreement dated May 3, 1996, between Microsoft Corporation and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed March 17, 1998, incorporated herein by reference.

*10(5) Equity line of credit agreement by and between Techrich International Limited and Dauphin Technology, Inc. dated April 12, 2000 including Common Stock Purchase Agreement, Registration Rights Agreement, Escrow Agreement and Form of a stock Purchase Warrant included as an exhibit to Form 8-K filed on April 20, 2000 incorporated herein by reference.

*10(6) Amendment No. 1 to Common Stock Purchase Agreement dated July 10, 2000 between Dauphin Technology, Inc. and Techrich International Limited.

*10(7) Asset Purchase Agreement, by and among the Company, ADD Acquisition Corp., T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.), Advanced Technologies, Inc., 937 Plum Grove Road Partnership, the Stockholders of T & B Design, Inc. and Advanced Technologies, Inc. and the partners of 937 Plum Grove Road Partnership, dated August 18, 2000 included as an exhibit to Form 8-K/A filed on September 25, 2000 incorporated herein by reference.

*10(8) Asset Purchase Agreement, by and among the Company, Suncoast Acquisition Corp., ProtoSource Corporation and Suncoast Automation, Inc. dated July 1, 2001 included as an exhibit to Form 8-K filed on July 14, 2001 incorporated herein by reference.

*10(9) Securities Purchase Agreement, by and between the Company and Crescent International Ltd. dated September 28, 2001 including Registration Rights Agreement and Form of Stock Purchase Warrant included as an exhibit to Form 8-K filed on October 12, 2001 incorporated herein by reference.

24(1)    Consent of Grant Thornton LLP., independent public accountants.

24(2)    Consent of Rieck and Crotty, P.C.

* Previously filed or incorporated by reference.

Item 17.  UNDERTAKINGS

(A) Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Company hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in the section.

(B) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

                  (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1993;

                  (ii) To disclose in the Prospectus any change in the offering price at which any registering shareholders subject to the requirement of a Pricing Amendment are offering their registered securities for sale;

                  (iii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine and State of Illinois, on the 12th day of June, 2002.


DAUPHIN TECHNOLOGY, INC.


By: /s/Andrew J. Kandalepas
   -------------------------------
   Andrew J. Kandalepas, President

                  Pursuant to the requirement of the Securities Act of 1933, as amended, this registration statement has been duly signed by the following persons in the capacity and on the dates indicated.


SIGNATURE                       TITLE                             DATE

/s/ Andrew J. Kandalepas        Chairman of the Board/President/  June 12, 2002
------------------------
    Andrew J. Kandalepas        Chief Executive Officer

/s/ Harry L. Lukens, Jr.        Chief Financial Officer/          June 12, 2002
------------------------
    Harry L. Lukens, Jr.        Assistant Secretary

/s/ Christopher L. Geier        Executive Vice President          June 12, 2002
------------------------
    Christopher L. Geier

/s/ Jeffrey Goldberg            Secretary/Director                June 12, 2002
-------------------==---
    Jeffrey Goldberg

/s/ Gary E. Soiney              Director                          June 12, 2002
------------------------
    Gary E. Soiney

/s/ Mary Ellen W. Conti         Director                          June 12, 2002
------------------------
    Mary Ellen W. Conti